Filed Pursuant to Rule 424(b)(5)
Registration No. 333-210338

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 21, 2016)

U.S.$1,500,000,000

Federative Republic of Brazil

5.625% Global Bonds due 2047

Brazil is offering U.S.$1,500,000,000 aggregate principal amount of its 5.625% global bonds due 2047 (the “global bonds”). Brazil will pay interest on the global bonds on February 21 and August 21 of each year, commencing on February 21, 2017. The global bonds will mature on February 21, 2047.

Brazil may redeem the global bonds before maturity, at par plus the Make-Whole Amount and accrued interest, as described in the section entitled “Description of the Global Bonds—Optional Redemption” in this prospectus supplement. The global bonds will not be entitled to the benefit of any sinking fund.

The global bonds will contain “collective action clauses.” Under these provisions, which differ from the terms of Brazil’s External Indebtedness issued prior to July 2, 2015, Brazil may amend the payment provisions of the global bonds and other reserve matters listed in the indenture with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount outstanding of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, whether or not certain “uniformly applicable” requirements are met, more than 66 2/3% of the aggregate principal amount of the outstanding global bonds of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

Application will be made to list the global bonds on the Luxembourg Stock Exchange and to have the global bonds trade on the Euro MTF Market.

See “Risk Factors” beginning on page S-8 to read about certain risk factors you should consider before investing in the global bonds.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Global Bond	Total
Public offering price (1)	96.464%	U.S.$	1,446,960,000
Underwriting discount	0.25%	U.S.$	3,750,000
Proceeds, before expenses, to Brazil (1)	96.214%	U.S.$	1,443,210,000

(1)	Plus accrued interest, if any, from July 28, 2016, the date Brazil expects to deliver the global bonds offered by this prospectus supplement.

The global bonds will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company (“DTC”); Euroclear Bank S.A./N.V. (“Euroclear”); and Clearstream Banking, société anonyme, Luxembourg (“Clearstream, Luxembourg”) against payment on or about July 28, 2016.

Joint Lead Managers and Joint Bookrunners

Deutsche Bank Securities	Goldman, Sachs & Co.	HSBC

The date of this prospectus supplement is July 21, 2016.

Brazil has provided only the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. Brazil has not authorized anyone to provide you with different information. Brazil is not making an offer of these securities in any state where the offer is not permitted.

This prospectus supplement can only be used for the purposes for which it has been published.

Prospectus Supplement

Prospectus

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before investing in the global bonds. You should read this entire prospectus supplement and the accompanying prospectus carefully.

The Issuer

Overview

Brazil is the fifth largest country in the world and occupies nearly half the land area of South America. Brazil shares a border with every country in South America except Chile and Ecuador. The capital of Brazil is Brasília, and the official language is Portuguese. On December 31, 2015, Brazil’s estimated population was approximately 204.5 million.

Brazil is a federative republic with broad powers granted to the Federal Government. Brazil is officially divided into five regions consisting of 26 states and the Federal District, where Brasília is located.

Government

The federal Constitution provides for three independent branches of government: an executive branch headed by the President; a legislative branch consisting of the bicameral National Congress; and a judicial branch consisting of the Federal Supreme Court and lower federal and state courts.

Under the Constitution, the President is elected by direct vote for a four year term and is eligible to be reelected for a second four year term. The President’s powers include the right to appoint ministers and key executives in selected administrative posts. Dilma Vana Rousseff was elected President in 2010 and was reelected in 2014 for a second four-year term which began January 1, 2015. In April 2016, the Chamber of Deputies authorized the initiation of impeachment proceedings against President Rousseff based on charges of crimes of malversation (crimes de responsabilidade administrativa) involving alleged improprieties in the execution of the national budget. President Rousseff was suspended from office on May 12, 2016, when the Brazilian Senate voted to hold a trial on impeachment charges against her, until the earlier of her acquittal or 180 days from the date of suspension. Vice-President Michel Temer is the acting President. If the Senate votes to remove President Rousseff, the Vice-President will serve as President until December 2018.

The legislative branch of government consists of a bicameral National Congress composed of the Senate and the Chamber of Deputies. The Senate has 81 senators, elected for staggered eight year terms, and the Chamber of Deputies has 513 deputies, elected for concurrent four year terms. Each state and the Federal District is entitled to three senators. The number of deputies is based on a proportional representation system weighted in favor of the less populated states which, as the population increases in the larger states, assures the smaller states an important role in the National Congress. During the last general election, which took place in October 2014, 513 deputies and 27 of 81 senators were elected. These officials took office on February 2, 2015.

Judicial power is exercised by the Federal Supreme Court (composed of 11 Justices), the Superior Court of Justice (composed of 33 Justices), the Federal Regional Courts (appeals courts), military courts, labor courts, electoral courts and the several lower federal courts and state courts, both appellate and first instance courts. The Federal Supreme Court, whose members are appointed by the President for life (with mandatory retirement at 75 years of age), has ultimate appellate jurisdiction over decisions rendered by lower federal and state courts on Constitutional matters.

SELECTED BRAZILIAN ECONOMIC INDICATORS

	2011		2012		2013		2014		2015
The Economy
Gross Domestic Product:
(in billions of current Brazilian Reais)	R$	4,373.7	R$	4,805.9	R$	5,316.5	R$	5,687.3	R$	5,904.3
(at current prices in U.S.$ billions) (1)	US$	2,612.9	US$	2,459.0	US$	2,461.4	US$	2,415.9	US$	1,768.8
Real GDP Growth (decline) (2)		3.9%		1.9%		3.0%		0.1%		-3.9%
Population (millions) (3)		192.4		193.9		201.0		202.8		204.5
GDP Per Capita (3)	US$	13,236.8	US$	12,341.7	US$	12,243.4	US$	11,913.8	US$	8,650.5
Unemployment Rate (4)		6.0%		5.5%		5.4%		4.8%		6.8%
IPCA (rate of change) (5)		6.5%		5.8%		5.9%		6.4%		10.7%
IGP-DI (rate of change) (6)		5.0%		8.1%		5.5%		3.8%		10.7%
Nominal Devaluation Rate (7)		12.6%		8.9%		14.6%		13.4%		47.0%
Domestic Real Interest Rate (8)		4.8%		2.5%		2.2%		4.2%		2.4%

Balance of Payments (in U.S.$ billions)
Exports		255.5		242.3		241.6		224.1		190.1
Imports		227.9		224.9		241.2		230.7		172.4
Current Account		-77.0		-74.2		-74.8		-104.2		-58.9
Capital and Financial Account (net)		0.3		0.2		0.3		0.2		0.4
Overall Balance (Change in Reserves)		-79.2		-74.0		-72.7		-100.6		-54.7
Reserve Assets		58.6		18.9		-5.9		10.8		1.6
Total Official Reserves		352.0		378.6		375.8		374.1		368.7

Public Finance (% of GDP) (9)
Central Government Primary Balance (10)		2.1%		1.8%		1.4%		-0.4%		-2.0%
Consolidated Public Sector Primary Balance (11)		2.9%		2.2%		1.7%		-0.6%		-1.9%

Federal Public Debt (in R$ billions)
Domestic Federal Public Debt (DFPD or DPMFi)	R$	1,603.9	R$	1,783.1	R$	1,916.7	R$	2,028.1	R$	2,183.6
External Federal Public Debt (EFPD or DPFe)	R$	90.1	R$	83.3	R$	91.3	R$	94.7	R$	112.3
Federal Public Debt as % of Nominal GDP		38.7%		38.8%		37.8%		37.3%		38.9%
Total Federal Public Debt (in R$ billions) (12)	R$	1,694.0	R$	1,866.4	R$	2,008.0	R$	2,122.8	R$	2,295.9

General Government Gross and Net General Government Gross Debt (GGGD or DBGG) (in R$ billions) (13)	R$	2,243.6	R$	2,583.9	R$	2,748.0	R$	3,252.4	R$	3,927.5
DBGG as % of GDP		51.3%		53.8%		51.7%		57.2%		66.5%
Public Sector Net Debt (NPSD or DLSP) (in R$ billions) (14)(15)	R$	1,508.5	R$	1,550.1	R$	1,626.3	R$	1,883.1	R$	2,136.9
DLSP as% of GDP		34.5%		32.3%		30.6%		33.1%		36.2%

(1)	Converted into U.S. dollars based on the weighted average exchange rate for each year.
(2)	Calculated based upon constant average 2010 Brazilian Reais.
(3)	Estimated for 2015.
(4)	Estimated average unemployment in the metropolitan areas of Rio de Janeiro, São Paulo, Belo Horizonte, Porto Alegre, Salvador and Recife at the end of the relevant period.
(5)	The Extended National Consumer Price Index (Índice de Preços ao Consumidor Amplo or “IPCA”) as reported by the National Bureau of Geography and Statistics (Fundação Instituto Brasileiro de Geografia e Estatística or “IBGE”).
(6)	The General Price Index-Domestic Supply (Índice Geral de Preços-Disponibilidade Interna or “IGP-DI”) is one indicator of inflation. While many inflation indicators are used in Brazil, the IGP-DI, calculated by the Getúlio Vargas Foundation, an independent research organization, is one of the most widely utilized indices.
(7)	Year-over-year percentage appreciation of the U.S. dollar against the Brazilian real (sell side).
(8)	Interest rate—Selic accumulated in the month deflated by the monthly IPCA.
(9)	(+) deficit (-) surplus

(10)	The Central Government consists of the National Treasury Secretariat, the Social Security System (Regime Geral da Previdência Social, or “RGPS”) and the Central Bank. The Consolidated Public Sector consists of the Central Government, Regional Governments and the Public Enterprises, except Petróleo Brasileiro S.A. (“Petrobras”) and Centrais Elétricas Brasileiras (“Eletrobras”).
(11)	Primary balance represents Federal Government revenues less Federal Government expenditures, excluding interest expenditures on public debt.
(12)	Total Federal Public Debt announced by the National Treasury Secretariat.
(13)	The General Government Gross Debt (“GGGD”) is the debt of the federal, state and municipal governments, including both the private sector and the public financial sector. However, debts that are the responsibility of state-owned companies (at the three levels of government) are not covered by the GGGD category. Central Bank liabilities likewise are not included in this indicator.
(14)	The Net Public Sector Debt (“NPSD”) is the total obligations of the non-financial public sector deducted from its financial assets held by non-financial private agents as well as public and private financial agents. For Brazil, unlike for many other countries, NPSD includes Central Bank assets and liabilities including, among other items, international reserves (assets) and the monetary base (liabilities).

Sources: IBGE; Getúlio Vargas Foundation; Central Bank; National Treasury Secretariat; IPEA

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus.

The Global Bonds

Issuer	Federative Republic of Brazil

Title of Security	5.625% Global Bonds due 2047

Aggregate Principal Amount	U.S.$1,500,000,000.

Maturity Date	February 21, 2047.

Interest Rate	5.625% per annum, computed on the basis of a 360-day year of twelve 30-day months.

Interest Payment Dates	February 21 and August 21 of each year, starting February 21, 2017.

Price to Public	96.464% of the principal amount, plus accrued interest, if any, from July 28, 2016.

Form	Brazil will issue the global bonds in the form of one or more book-entry securities in fully registered form, without coupons. Brazil will not issue the global bonds in bearer form.

Denominations	Brazil will issue the global bonds only in denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof.

Payment of Principal and Interest	Principal and interest on the global bonds will be payable in U.S. dollars or other legal tender, coin or currency of the United States of America.

Status	The global bonds will constitute direct, general, unconditional, unsecured (except as described under the heading “Debt Securities—Negative Pledge” in the accompanying prospectus) and unsubordinated External Indebtedness of Brazil. Brazil has pledged its full faith and credit for the due and punctual payment principal of, premium, if any, on, and interest on of the global bonds. The global bonds will rank without any preference among themselves and equally with all other unsecured and unsubordinated External Indebtedness of Brazil. It is understood that this provision shall not be construed so as to require Brazil to make payments under the global bonds ratably with payments being made under any other External Indebtedness of Brazil.

Optional Redemption	The global bonds will be subject to redemption at the option of Brazil before maturity, at par plus the Make-Whole Amount. See “Description of the Global Bonds—Optional Redemption” in this prospectus supplement. The global bonds will not be entitled to the benefit of any sinking fund.

Negative Pledge	The global bonds will contain certain covenants, including restrictions on the incurrence of certain liens.

Default	The global bonds will contain events of default, the occurrence of which may result in the acceleration of Brazil’s obligations under the global bonds prior to maturity upon notice by holders of at least 25% of the aggregate principal amount of the outstanding global bonds.

Collective Action Clauses	The global bonds will contain provisions regarding future modifications to their terms that differ from those applicable to Brazil’s outstanding Public External Indebtedness issued prior to July 2, 2015. Those provisions are described in the sections of this prospectus supplement entitled “Description of the Global Bonds— Amendments and Waivers” and “—Certain Amendments Not Requiring Holder Consent.”

Listing and Admission to Trading	Application will be made to list the global bonds on the Luxembourg Stock Exchange and to have the global bonds trade on the Euro MTF Market.

Trustee	The global bonds will be issued pursuant to an Indenture, dated as of July 2, 2015 (the “indenture”), between Brazil and The Bank of New York Mellon, as trustee.

Taxation	For a discussion of the Brazilian and United States tax consequences associated with the global bonds, see “Taxation—Brazilian Taxation” and “—United States Federal Income Taxation” in this prospectus supplement and “Debt Securities—Tax Withholding; Payment of Additional Amounts” in the accompanying prospectus. Investors should consult their own tax advisors in determining the non-United States, United States federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the global bonds.

Further Issues	From time to time, without the consent of holders of the global bonds, and subject to the required approvals under Brazilian law, Brazil may create and issue additional debt securities with the same terms and conditions as those of the global bonds (or the same except for the amount of the first interest payment and the issue price); provided that such additional debt securities are issued pursuant to a “qualified reopening” of the original series or are otherwise treated as part of the same “issue” of debt instruments as the original series for U.S. federal income tax purposes. See “Description of the Global Bonds—Further Issues of the Global Bonds” in this prospectus supplement.

Governing Law	The global bonds will be governed by, and interpreted in accordance with, the laws of the State of New York without regard to those principles of conflicts of laws that would require the application of the laws of a jurisdiction other than the State of New York; provided that all matters related to the consent of holders and modifications to the indenture or the global bonds will always be governed by and construed in accordance with the laws of the State of New York; provided further that the laws of Brazil will govern all matters governing authorization and execution of the indenture and the global bonds by the Federative Republic of Brazil.

Arbitration Clause	The global bonds will contain an agreement on the part of Brazil, the trustee and the holders of the global bonds that any dispute, controversy or claim arising out of or relating to the indenture or the global bonds shall be finally settled by arbitration in New York, New York in accordance with the Arbitration Rules of the United Nations Commission on International Trade Law (excluding Article 26 thereof) in effect on the date of the indenture, unless the holder elects to bring a claim in a competent court in Brazil against Brazil only, as may be permitted by the terms of the global bonds. In arbitration proceedings, Brazil will not raise any defense that it could not raise but for the fact that it is a sovereign state. Brazil will not waive and expressly reserves any right to sovereign immunity from any legal process to which it may be entitled in jurisdictions other than Brazil with respect to the enforcement of any award rendered by an arbitral tribunal constituted under the terms of the global bonds or the indenture. No arbitration proceeding under the indenture or the global bonds shall be binding upon or in any way affect the right or interest of any person other than the claimant or respondent with respect to such arbitration. The provisions are described further in the section entitled “Arbitration and Enforceability” in the accompanying prospectus.

RISK FACTORS

This section describes certain risks associated with investing in the global bonds. You should consult your financial and legal advisors about the risk of investing in the global bonds. Brazil disclaims any responsibility for advising you on these matters.

The information in this section is directed to investors who are U.S. residents and does not address risks for investors who are not U.S. residents. We disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of the global bonds. If you are not a U.S. resident, you should consult your own financial and legal advisors.

Risk Factors Relating to Brazil

Brazil’s economy is vulnerable to external shocks and to more general “contagion” effects, each of which could have a material adverse effect on Brazil’s economic growth and its ability to raise funding in the external debt markets in the future.

Emerging market investment generally poses a degree of risk because the economies in the developing world are susceptible to destabilization resulting from domestic and international developments.

Brazil’s economy is vulnerable to external shocks, including adverse economic and financial developments in other countries and market developments. A significant increase in interest rates in the international financial markets may adversely affect the liquidity of, and trading markets, for the bonds. In addition, a significant drop in the price of commodities produced in Brazil, such as iron ore, oil, soybeans, sugar and corn, could adversely affect the Brazilian economy. Asia and the European Union are among Brazil’s largest export markets. A significant decline in the economic growth or demand for imports of any of Brazil’s major trading partners, such as China, the European Union, or the United States, could have a material adverse impact on Brazil’s exports and balance of trade and adversely affect Brazil’s economic growth.

In addition, because international investors’ reactions to the events occurring in one emerging market country sometimes produce a “contagion” effect, in which an entire region or class of investment is disfavored by international investors, Brazil could be adversely affected by negative economic or financial developments in other countries. Brazil has been adversely affected by such contagion effects on a number of occasions, including following the 1997 Asian financial crisis, the 1998 Russian financial crisis, the 2001 Argentine financial crisis and the 2008 global economic crisis. Similar developments may affect the Brazilian economy in the future.

We cannot assure you that any developments like those described above will not negatively affect investor confidence in mature market economies, emerging markets or the economies of the principal countries in Latin America, including Brazil. In addition, we cannot assure you that these events will not adversely affect Brazil’s economy and its ability to raise funding in the external debt markets in the future. See “Forward-Looking Statements” in this prospectus supplement.

Brazil’s economy is vulnerable to a number of internal risks, each of which could have a material adverse effect on Brazil’s economic growth and on the liquidity of, and trading markets for, the bonds.

Brazil’s economy, and therefore its government finances, are subject to risks arising from internal developments in Brazil. These include general economic and business conditions in Brazil, the level of consumer demand, the level of confidence that domestic consumers and foreign investors have in the economic and political conditions in Brazil, present and future exchange rates of the Brazilian currency, the level of domestic debt, domestic inflation, the ability of Brazil to generate a primary budget surplus, the level of foreign direct and portfolio investment, the level of domestic interest rates, the degree of political uncertainty at the federal and state level in Brazil, and ongoing investigations into corruption (including the investigation referred to as “Lava Jato”) and their impact on political and economic conditions in the country.

Any of these factors or similar events or developments may adversely affect the liquidity of, and trading markets for, the bonds.

Brazil’s credit ratings have been reduced in response to internal and external factors. Any further adverse change in Brazil’s credit rating could adversely affect the liquidity of and demand for Brazil’s debt securities and Brazil’s access to the international financial markets.

Brazil’s credit ratings have recently been downgraded. Moody’s Credit Ratings downgraded Brazil’s issuer and bond ratings to Baa3 with a negative outlook in August 2015 and to Ba2 with a negative outlook in February 2016. Standard & Poor’s downgraded its long-term foreign and local currency sovereign credit ratings of Brazil to ‘BB+’ in September 2015 and to ‘BB’ with a negative outlook in February 2016. Fitch Ratings downgraded Brazil’s long-term foreign and local currency to ‘BBB-’ with a negative outlook in October 2015, to ‘BB+’ with a negative outlook in December 2015 and to ‘BB’ with a negative outlook in May 2016. Brazil’s ratings or outlooks may be downgraded further or placed on watch by Moody’s, Standard & Poor’s and Fitch or any other rating agency in the future, potentially affecting the trading price for the bonds and the liquidity of and demand for Brazil’s debt securities in general. Downgrades could also adversely affect the cost of funding and terms on which Brazil is able to borrow in the international financial markets and may adversely affect Brazil’s access to the international financial markets.

The Brazilian economy is in recession and may continue to contract in the future, which could have a material adverse effect on public finances and on the market price of the global bonds.

The Brazilian economy has contracted for each of the last four quarters. GDP declined 3.8% in 2015. Brazil cannot assure investors that its economy will resume its growth in the future. Brazil’s economic growth depends on a variety of factors, including, among others, international demand and prices for Brazilian exports, climatic factors affecting Brazil’s agricultural sector, fiscal and monetary policies, confidence among Brazilian consumers and foreign and domestic investors and their rates of investment in Brazil, the willingness and ability of businesses to engage in new capital spending, the exchange rate and the rate of inflation. Some of these factors are outside Brazil’s control. A sustained or deepened recession could result in a material decrease in Brazil’s fiscal revenues, adversely affecting Brazil’s debt/GDP ratio, which could in turn materially and adversely affect the market price of the global bonds and the ability of Brazil to service its public debt.

An increase in inflation and government measures to curb inflation may adversely affect the Brazilian economy.

Brazil’s economy has experienced high levels of inflation in the past and may experience high levels in the future. Periods of rapid economic expansion and contraction in Brazil have resulted in volatile rates of inflation. In the future, significant inflation may cause Brazil to impose controls on credit or prices, or to take other action, which could inhibit Brazil’s economic growth. In addition, inflation can result in greater market volatility by causing economic uncertainties and reduced consumption, GDP growth and consumer confidence. Inflation, measures to combat inflation and public speculation about possible additional actions have also contributed to economic uncertainty in Brazil in the past and could produce uncertainty in the future. Any of these factors can have a material adverse effect on Brazil’s results of operations and financial condition.

The ongoing investigations into corruption, including Lava Jato, and political developments including the impeachment proceedings against President Dilma Rousseff, may lead to political instability and a decline in confidence by consumers and foreign investors in the stability and transparency of the Brazilian government, and may have a material adverse effect on Brazil’s economy, demand for Brazil’s debt securities and Brazil’s access to international financial markets.

Lava Jato and other investigations into corruption may lead to further allegations and charges against Brazilian federal and state government officials and senior management of Brazilian industry. Numerous elected officials, public servants and executives and other personnel of major companies have been subject to investigation, arrest, criminal charges and other proceedings.

In addition, President Dilma Rousseff is currently the subject of impeachment proceedings in the Brazilian Senate. As a result, she was suspended from office on May 12, 2016 until the earlier of her acquittal or 180 days from the date of her suspension, and Vice-President Michel Temer is the acting President. If two-thirds of the members of the Senate vote to remove President Rousseff, she will be succeeded by the Vice-President, who will serve as President until December 2018.

There can be no assurance that other federal or state officials or senior management of Brazilian industry will not be charged with corruption-related crimes in the Lava Jato Investigation. Additional allegations, trials and convictions, or the outcome of the presidential impeachment proceedings, may lead to political instability and a decline in confidence by consumers and foreign direct investors in the stability and transparency of the Brazilian government, and may have a material adverse effect on Brazil’s economic growth, on the demand for Brazil’s debt securities, including the global bonds, and on Brazil’s access to the international financial markets.

Risk Factors Relating to the Global Bonds

Brazil is a foreign state and accordingly it may be difficult to obtain or enforce judgments or arbitral awards against it.

Brazil has agreed to arbitrate in New York, New York any dispute, controversy or claim arising out of or relating to the indenture, the global bonds or any coupon appertaining thereto. As a result, an arbitration proceeding in New York, New York is the exclusive forum in which a holder may assert a claim against Brazil, unless the holder elects to bring a claim in a competent court in Brazil against Brazil only, as may be permitted by the terms of the global bonds. Brazil is a foreign state and has not waived any immunity or submitted to the jurisdiction of any court outside Brazil. In addition, it may not be possible for investors to effect service of process upon Brazil within their own jurisdiction, obtain jurisdiction over Brazil in their own jurisdiction or enforce against Brazil judgments or arbitral awards obtained in their own jurisdiction. See “Arbitration and Enforceability” in the accompanying prospectus.

The price at which the global bonds will trade in the secondary market is uncertain.

Brazil has been advised by the underwriters that they intend to make a market in the global bonds but are not obligated to do so and may discontinue market making at any time without notice. Application will be made to list the global bonds on the Luxembourg Stock Exchange and to have the global bonds, together with the previously issued global bonds, admitted to trading on the Euro MTF Market. We cannot assure you as to the liquidity of the trading market for the global bonds. The price at which the global bonds will trade in the secondary market is uncertain.

The global bonds will contain provisions that permit Brazil to amend the payment terms without the consent of all holders.

The global bonds will contain provisions regarding acceleration and voting on future amendments, modifications, changes and waivers, which are commonly referred to as “collective action clauses.” Under these provisions, certain key provisions of the global bonds may be amended without your consent, including the maturity date, interest rate and other payment terms. See “Description of the Global Bonds—Default; Acceleration of Maturity” and “—Meetings and Amendments” in this prospectus supplement.

TABLE OF REFERENCES

The information incorporated by reference from Brazil’s annual report on Form 18-K, as amended from time to time, includes but is not limited to, the following items:

EC No. 809/2004 Item	Annual Report on Form 18-K for 2014
Issuer’s position within the governmental framework	“The Federative Republic of Brazil—Form of Government and Political Parties” on pages D-5 to D-8 of Exhibit D

Geographic location and legal form of the issuer	“The Federative Republic of Brazil” on pages D-5 to D-10 of Exhibit D

Recent events relevant to the issuer’s solvency	“The Brazilian Economy—Historical Background” and “—The Brazilian Economy in 2014” on pages D-11 and D-11 to D-12 of Exhibit D

Structure of the issuer’s economy	“Principal Sectors of the Economy” on pages D-23 to D-28 of Exhibit D

Gross domestic product	“The Brazilian Economy—Gross Domestic Product” on pages D-12 to D-15 of Exhibit D

Brazil’s political system and government	“The Federative Republic of Brazil—Form of Government and Political Parties” on pages D-6 to D-8 of Exhibit D

Tax and budgetary systems of the issuer	“Public Finance—Budget Process” and “—Taxation and Revenue Sharing Systems” on pages D-50 to D-52 and D-59 to D-61 of Exhibit D

Gross public debt of the issuer	“Public Debt” on pages D-63 to D-74 of Exhibit D

Foreign trade and balance of payments	“Balance of Payments and Foreign Trade—Balance of Payments” and “—Foreign Trade” on pages D-29 to D-30 and D-30 to D-36 of Exhibit D

Foreign exchange reserves	“Balance of Payments and Foreign Trade— International Reserves” on page D-37 of Exhibit D

Financial position and resources	“Balance of Payments and Foreign Trade— International Reserves” on page D-37 and “Public Finance—2015 Budget” on pages D-56 to D-59 of Exhibit D

Income and expenditure figures and 2015 Budget	“Public Finance—2015 Budget” on pages D-56 to D-59 of Exhibit D

ABOUT THIS PROSPECTUS SUPPLEMENT

Brazil, having taken all reasonable care to ensure that such is the case, confirms that the information contained in this prospectus (which includes this prospectus supplement together with the attached prospectus dated July 21, 2016) is, to the best of Brazil’s knowledge, in accordance with the facts in all material respects and contains no material omission likely to affect its import. Brazil accepts responsibility accordingly.

No person is authorized to make any representation or give any information not contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Any such representation or information not contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and the accompanying prospectus must not be relied upon as having been authorized by Brazil or the underwriters. Please see “General Information—Where You Can Find More Information” for information on the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

Brazil is not offering to sell or soliciting offers to buy any securities other than the global bonds offered under this prospectus supplement, nor is Brazil offering to sell or soliciting offers to buy the global bonds in places where such offers are not permitted by applicable law. You should not assume that the information in this prospectus supplement or the accompanying prospectus, or the information Brazil has previously filed with the Securities and Exchange Commission, or the “SEC,” and incorporated by reference in this prospectus supplement and the accompanying prospectus, is accurate as of any date other than their respective dates. Brazil’s economic, fiscal or political circumstances may have changed since such dates.

The global bonds described in this prospectus supplement are debt securities of Brazil being offered under registration statement no. 333-210338 filed with the SEC under the U.S. Securities Act of 1933, as amended by the pre-effective amendment no.1 filed with the SEC on May 31, 2016. The accompanying prospectus is part of that registration statement. The accompanying prospectus provides you with a general description of the securities that Brazil may offer, and this prospectus supplement contains specific information about the terms of this offering and the global bonds. This prospectus supplement also adds, updates or changes information provided or incorporated by reference in the accompanying prospectus. Consequently, before you invest, you should read this prospectus supplement together with the accompanying prospectus as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Those documents (such as Brazil’s annual report on Form 18-K for 2014, which was filed with the SEC on September 16, 2015, as amended from time to time) contain information regarding Brazil, the global bonds and other matters. The registration statement, any post-effective amendments thereto, the various exhibits thereto, and the documents incorporated therein and herein by reference, contain additional information about Brazil and the global bonds. All of those documents may be inspected at the office of the SEC. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Certain terms used but not defined in this prospectus supplement are defined in the prospectus.

References to “U.S.$” or “$” in this prospectus supplement are to U.S. dollars and references to “R$” or “BRL” are to Brazilian Reais.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the global bonds in certain jurisdictions may be restricted by law. Persons who receive copies of this prospectus supplement and the accompanying prospectus should inform themselves about and observe those restrictions. See “Underwriting” in this prospectus supplement.

Brazil has agreed to arbitrate any dispute, controversy or claim arising out of or relating to the indenture, the global bonds or any coupon appertaining thereto. As a result, an arbitration proceeding in New York, New York is the exclusive forum in which a holder may assert a claim against Brazil, unless the holder elects to bring a claim in a competent court in Brazil against Brazil only, as may be permitted by the terms of the global bonds. Furthermore, Brazil is a foreign state and has not waived any immunity nor submitted to the jurisdiction of any court outside Brazil. Consequently, it may be difficult for investors to obtain or realize upon judgments of courts in the United States against Brazil. For more information, see “Arbitration and Enforceability” in the accompanying prospectus and this prospectus supplement.

FORWARD-LOOKING STATEMENTS

Brazil has made forward-looking statements in this prospectus supplement and the accompanying prospectus. Statements that are not historical facts are forward-looking statements. These statements are based on Brazil’s current plans, estimates, assumptions and projections. Therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Brazil undertakes no obligation to update any of them in light of new information or future events.

Forward-looking statements involve inherent risks. Brazil cautions you that a number of factors could cause actual results to differ materially from those contained in any forward-looking statements. These factors include, but are not limited to:

•	External factors, such as:

•	the impact of the international economic environment on the Brazilian economy, including liquidity in the international financing markets and volatility in international equity, debt and foreign exchange markets;

•	interest rates in financial markets outside Brazil;

•	the impact of changes in the credit rating of Brazil;

•	the impact of changes in the international prices of commodities;

•	economic conditions in Brazil’s major export markets; and

•	the decisions of international financial institutions regarding the terms of their financial arrangements with Brazil or mature market economies.

•	Internal factors, such as:

•	general economic and business conditions in Brazil;

•	present and future exchange rates of the Brazilian currency;

•	foreign currency reserves;

•	the level of domestic debt;

•	domestic inflation;

•	the ability of Brazil to effect key economic reforms and to generate a primary budget surplus;

•	the level of foreign direct and portfolio investment;

•	the level of Brazilian domestic interest rates;

•	political instability in Brazil and the outcome of the presidential impeachment process; and

•	the government’s ability to implement and the results of governmental policies and economic reforms.

•	Other factors discussed in the section “Risk Factors.”

USE OF PROCEEDS

The net proceeds to Brazil from the sale of the global bonds will be approximately U.S.$1,443,025,000, after deduction of underwriting discounts and commissions and expenses payable by Brazil estimated to be U.S.$185,000. Brazil intends to use the net cash proceeds of the offering for general budgetary purposes.

RECENT DEVELOPMENTS

The information included in this section supplements the information about Brazil contained in Brazil’s Annual Report for 2014 on Form 18-K filed with the SEC on September 16, 2015, as amended from time to time. To the extent the information in this section is inconsistent with the information contained in such annual report, the information in this section replaces such information. Initially capitalized terms not defined in this section have the meanings ascribed to them in that annual report. Cross-references in this section are to sections in that annual report.

Recent Political Developments

President Dilma Rousseff, President of Brazil since January 2011 and a member of the Workers’ Party (Partido dos Trabalhadores, or “PT”), was reelected in October 2014 for a second term, to run from January 2015 to December 2018. During the October 2014 federal elections, 513 deputies and 27 of 81 senators were elected, taking office in February 2015.

In December 2015, Eduardo Cunha, then president of the Chamber of Deputies, authorized the opening of impeachment proceedings against President Rousseff based on charges of crimes of malversation (crimes de responsabilidade administrativa) under Law No. 1,079, dated April 10, 1950, involving alleged improprieties in the execution of the national budget.

On April 17, 2016, the Chamber of Deputies authorized the initiation of impeachment proceedings against President Rousseff, with 367 votes in favor, more than the required constitutional minimum of 342 votes to pass the measure. On the following day, the president of the Chamber of Deputies submitted the impeachment process to the Senate for consideration.

The Senate’s consideration of the impeachment process involves a number of steps and three separate voting sessions. The steps in the Senate are: (i) creation of a special committee to analyze whether to commence the impeachment process; (ii) submission of the special committee’s decision to a vote of the full Senate—approval at this stage only requires a simple majority, in which case the President is temporarily suspended from office until the earlier of (a) 180 days after such vote or (b) a final decision by the Senate; (iii) a fact-finding phase, to be concluded with the special committee issuing another recommendation and submitting it for a second vote of the full Senate—approval of such recommendation would also require a simple majority, in which case the impeachment trial would begin; (iv) after hearing prosecution and defense witnesses, the Senate renders its final decision by nominal voting in the full Senate—approval requires a qualified majority of at least two-thirds of all Senators. If a qualified majority is obtained, the President is permanently removed from office and the Vice-President assumes the duties of the President. Thereafter, the line of presidential succession would be the president of the Chamber of Deputies, followed by the president of the Senate and finally by the president of the Supreme Court.

The Senate special committee was formed on April 22, 2016, composed of 21 senators and an equal number of alternates. Senators Raimundo Lira (PMDB) and Antonio Anastasia (PSDB) were selected as chair and rapporteur of the committee, respectively. On May 4, 2016, the rapporteur of the committee submitted a report in favor of initiating impeachment proceedings. On May 6, 2016, the Senate special committee voted to continue with the impeachment proceedings, by a vote of 15 to 5 (chair Raimundo Lira abstained).

The Senate voted, on May 12, 2016, with 55 votes, to follow the recommendation of the special committee and commence the impeachment process. As a result, President Rousseff was suspended from office and replaced by Vice-President Michel Temer (Partido do Movimento Democrático Brasileiro, or “PMDB”), who will serve as acting President until (the earlier of) (a) 180 days, or (b) a final decision by the Senate, acquitting President Rousseff. The Senate special committee’s final report is expected to be submitted to a vote on August 4, 2016. If the Senate convicts President Rousseff, acting President Temer will serve as President until December 2018. The line of presidential succession would then be composed of Deputy Rodrigo Maia (Democratas or “DEM”), the current president of the Chamber of Deputies, Senator Renan Calheiros (PMDB), the current president of the Senate and Justice Ricardo Lewandovski, current president of the Supreme Court.

Upon taking office, acting President Temer reduced the number of ministries from 32 to 24 and appointed a new cabinet and a new Attorney General of the Republic. Among these appointments is Henrique Meirelles, a former President of the Central Bank, who was named as the new Minister of Finance. Additionally, the economist Ilan Goldfajn was appointed as the new president of the Central Bank.

In his first speech as acting President, Michel Temer stressed the need to revive the economy, acknowledged the need for adjustments and reforms in labor laws and the pension system, defended the strengthening of the Central Bank, promised to maintain and improve social programs and expressed support for the Lava Jato Investigation.

On May 12, 2016, acting President Temer issued a provisional measure creating an Investment Partnership Program, to undertake infrastructure projects that are considered high priority for the country. The measure also creates a supervisory board for this program, which will be chaired by the acting President and will include as voting members the Executive Secretary of the program, who will also serve as executive secretary of the board, the Chief of Staff, the Minister of Finance, the Minister of Planning, the Budget and Management, the Minister of Transportation, the Minister of Environment and the president of Banco Nacional de Desenvolvimento Econômico e Social (“BNDES”).

Lava Jato Investigation and other Corruption Investigations

Brazilian judges and prosecutors have continued to pursue the complex investigation that began with the investigation referred to as Lava Jato. Numerous elected officials, public servants and executives and other personnel of major companies have been subject to investigation, arrest, criminal charges and other proceedings. As a result of these revelations and the ensuing legal proceedings, 216 individuals have been subject to criminal charges.

Another ongoing corruption investigation, the Zelotes investigation, focuses on suspected corruption at Brazil’s Administrative Council of Tax Appeals (CARF), an agency within Brazil’s Finance Ministry. Federal investigators have reportedly identified suspect administrative decisions related to tax disputes. The crimes being investigated are influence peddling, passive and active bribery, criminal organization, and money laundering.

Investigation of Irregularities in the 2014 Presidential Election

PSDB (Partido Social Democrata Brasileiro), the opposition party whose candidate (Senator Aécio Neves) was defeated in the 2014 presidential elections, filed a challenge (Ação de Impugnação de Mandato Eleitoral or “AIME”) against the 2014 re-election of President Dilma Rousseff and Vice-President Michel Temer, based on alleged abuse of political and economic power during the elections. In October 2015, the Superior Electoral Court (Tribunal Superior Eleitoral or “TSE”) decided to proceed with an investigation of the case. On April 19, 2016, the tribunal ordered the parties to produce additional evidence. Because the investigation is ongoing, the potential impact on Brazilian political affairs is unknown. Both Dilma Rousseff and Michel Temer would have to step down from their positions if they are convicted.

Gross Domestic Product

Brazil is currently in an economic recession, as GDP has been contracting for the last five quarters. Brazil’s GDP contracted 3.8% in 2015, after an expansion of 0.1% in 2014. The agricultural sector grew by 1.8% in 2015, whereas the services sector contracted by 2.7% and the industrial sector contracted by 6.2%, each compared to 2014. On the demand side, gross fixed capital formation and household consumption were the main drivers of the recession in 2015, with the former posting a contraction of 14.1% and the latter declining 4.0% in 2015.

In the quarter-on-quarter comparison, Brazil’s GDP contracted by 1.4% in the fourth quarter of 2015 when compared to the GDP of the third quarter of 2015. In comparison with the fourth quarter of 2014, GDP contracted by 5.9%, the sharpest drop in the time series since it was initiated in 1996 by the Brazilian Institute of Geography and Statistics.

Brazil’s economic performance in 2015 reflected several factors, including the impact of a significant drop in commodity prices in international markets and a lessening in confidence among entrepreneurs and consumers alike. Furthermore, there was a strong retraction in investment, which has been a main source of economic growth, due in part to a contraction in investments by Petrobras. The Federal Government expects that several of these factors will not occur with the same intensity in 2016.

Petrobras has historically been one of the largest investors in Brazil. On average, between 2010 and 2014, Petrobras was responsible for 8.8% of total investments in the country (or about 1.8% of GDP). In its Business and Management Plan (BMP) for the years 2015-2019, released on June 29, 2015, Petrobras announced a reduction of 37% in investments when compared to the BMP for the years 2014-2018, due to the sharp drop in oil prices during 2015, with these reductions focused particularly in the refining (downstream) sector. This reduction in investments had a negative impact on the Brazilian economy in 2015 and throughout the petroleum supply chain, especially on civil and mechanical engineering companies.

In 2015, Petrobras’ investments decreased by 33% when compared to investments in 2014. According to a study conducted by the Ministry of Finance and released in October 2015, a decrease of approximately 33% of Petrobras investments in 2015 would have a negative impact of approximately U.S.$30 billion, or 1.7% of GDP.

The contractionary monetary policy adopted by the Central Bank because of the misalignment of domestic prices, and the downgrading of the credit rating of Brazil by Standard & Poor’s (S&P) and Fitch Ratings below investment grade, also affected economic performance.

Brazil’s GDP for the first quarter of 2016 decreased by 0.3% relative to the fourth quarter of 2015. Agriculture changed 0.3% negatively, industry declined 1.2% and services registered a negative change of 0.2%. In comparison with the first quarter of 2015, GDP for the first quarter of 2016 decreased by 5.4%. The value added at basic prices decreased 4.6% and the product taxes less subsidies declined 10.4%. Among the activities that contributed to the value added, agriculture dropped 3.7% in relation to the same period last year. This result could be mainly explained by the performance of some products with harvest periods in the first quarter and by the productivity. Industry declined 7.3% and the value added of services fell 3.7% over the same period last year.

The Federal Government forecasts a contraction in real GDP for 2016 of 3.1%, with the economy stabilizing in the third quarter and returning to growth in the fourth quarter of 2016.

Employment and Wages

In 2015, the group of six metropolitan areas surveyed by IBGE’s Monthly Employment Survey (São Paulo, Rio de Janeiro, Belo Horizonte, Recife, Salvador and Porto Alegre) had an estimated average unemployment rate of 6.8%, an increase of 2.0% in comparison with 2014 (4.8%).

In February 2016, in a group of six metropolitan areas surveyed by IBGE’s Monthly Employment Survey (São Paulo, Rio de Janeiro, Belo Horizonte, Recife, Salvador and Porto Alegre), the unemployment rate was 8.2%, which is higher than the 7.6% rate in January 2016 and higher than the 5.8% rate in February 2015.

After the release of the February 2016 unemployment rate, IBGE will no longer conduct the Monthly Employment Survey. The unemployment rate will be released through the National Survey by Continuous Household Sampling (Pesquisa Nacional por Amostra de Domicílios Contínua or “ PNAD”). The disclosure will provide research data on the evolution of the labor market in Brazil, updated monthly through a 3-month moving average. Three factors were weighed in the choice of the new period: the cost of conducting the survey at the national level; operational complexity involving the collection of information and analyzing the data; and the monthly employment survey did not show frequent significant variations in labor market indicators.

The unemployment rate for Brazil in the 3-month moving average ended in May 2016 was estimated at 11.2%, staying above the rate of the 3-month moving average ended in February 2015 (10.2%) and also surpassing the rate of the same 3-month moving average for the 3-month period ended May 2015 (8.1%).

The increase in the unemployment rate can be attributed to the generally slower pace of economic activity.

Law No. 13,152, dated July 29, 2015, established the guidelines for minimum wage adjustments from 2016 to 2019 based on inflation and GDP growth. The minimum monthly wage for 2016 is R$880.00, an increase of 11.7% compared to the minimum monthly wage in effect for 2015.

Prices

For 2015, the inflation target was set at 4.5%, with a tolerance interval of plus or minus 2.0 percentage points. The inflation rate measured by the National Extended Consumer Price Index (“IPCA”) was 10.67% in 2015 compared to 6.41% in 2014. As the target set for the IPCA was not met, the president of the Central Bank addressed an Open Letter to the Minister of Finance explaining the reasons for not meeting the target, as required by law. In the letter, the president of the Central Bank indicated that an increase in government controlled prices and the appreciation of the U.S. dollar caused adjustments in relative prices and created significant challenges for the conduct of monetary policy.

For 2016, the inflation target has also been set at 4.5%, with a tolerance interval of plus or minus 2.0 percentage points. However, the Federal Government currently forecasts an IPCA of 7.44% for 2016. In June 2016, the IPCA rose 0.35%, resulting in a cumulative inflation rate of 8.84% over the trailing 12-month period. The rate registered in June is less than half of the May rate. As a result, the inflation for first half of the year increased by 4.42%, below the 6.17% increase registered in the same period in 2015. Seven of the nine groups of products and services surveyed recorded deceleration in the growth rate, from May to June. Only Transportation (a 0.53% decrease), with less significant decrease and Communication (0.04%) recorded higher results than in May.

The inflation rate (as measured by the General Price Index-Domestic Supply (“IGP-DI”)) increased in 2015 to 10.7%, compared to 3.8% in 2014. In June 2016, the inflation rate (as measured by IGP-DI) was 1.63% for a cumulative inflation rate of 12.32% over the trailing 12-month period. The main driver of this result in June 2016 and over the trailing 12-month period was the variation in the fresh food subgroup, which increased from 0.41% to 16.07%.

Monetary Policy

In its meeting held in June 2016, the Monetary Policy Committee (“COPOM”) unanimously decided to keep the Selic interest rate at 14.25% per year, without any indication that it intended to increase or decrease the rate in its future meetings. In its press release, the committee acknowledged the progress made in containing inflation, especially in limiting secondary effects of relative price adjustments, but stated that it believes that the overall high level of annual inflation and the inflation expectations outside of the targeting regime do not allow for an easing of monetary policy.

The National Monetary Council sets the “TJLP”, or long-term interest rate, on loans issued by Brazil’s Government-controlled development bank, BNDES. Each quarter, the National Monetary Council reviews the TJLP. In March 2016, the National Monetary Council decided to keep the TJLP at 7.5% per annum for the second quarter of 2016, the same rate applied in the first quarter of 2016.

Foreign Exchange

The Brazilian real-U.S. dollar exchange rate (sell side), as published by the Central Bank, was R$3.2512 to U.S.$1.00 on July 20, 2016, R$3.9048 to U.S.$1.00 on December 31, 2015, R$2.6562 to U.S.$1.00 on December 31, 2014, R$2.3426 to U.S.$1.00 on December 31, 2013, R$2.0435 to U.S.$1.00 on December 31, 2012, and R$1.8758 to U.S.$1.00 on December 31, 2011.

Principal Sectors of the Economy

Services

As of December 31, 2014, Brazil had approximately 45.0 million active fixed telephone lines and approximately 280.7 million cellular phones, compared to (i) approximately 44.7 million active fixed telephone lines and approximately 271.1 million cellular phones on December 31, 2013; (ii) approximately 44.3 million active fixed telephone lines and approximately 261.8 million cellular phones on December 31, 2012; (iii) approximately 43.0 million active fixed telephone lines and approximately 242.2 million cellular phones on December 31, 2011; and (iv) approximately 42.1 million active fixed telephone lines and approximately 202.9 million cellular phones on December 31, 2010. As of December 31, 2014, 36.5% of households had access to internet services, compared to (i) 35.6% as of December 31, 2013, (ii) 33.3% as of December 31, 2012, (iii) 28.3% as of December 31, 2011 and (iv) 25.4% as of December 31, 2010.

In June 2016, Oi S.A., filed for bankruptcy protection to reorganize operations and restructure R$ 65.4 billion of debt amid a challenging economic and financial situation. The judge that granted the request determined that the Brazilian Telecommunication Regulatory Agency (Agência Nacional de Telecomunicações, or “ANATEL”) indicate up to five names of legal entities with competence and expertise to be evaluated for appointment as Judicial Administrator of the case.

Balance of Payments and Foreign Trade

2015

In the external sector, there was a strong deficit adjustment in the current account in 2015. Exchange rate devaluation and balance of trade recovery contributed to the adjustment, in particular in the second half of the year. There was a reduction in the deficit in the services category, with cuts in spending on international travel, as well as a reduction in the deficit of primary income, in particular in the remittance of profits and dividends. The current account balance was financed with sizeable inflows of direct investment and portfolio investment, although a comparison of the figures for December 2014 and December 2015 show that the former fell from U.S.$70.9 billion to U.S.$61.6 billion and the latter from U.S.$38.7 billion to U.S.$22.0 billion.

In 2015, Brazil registered a trade surplus of approximately U.S.$17.7 billion, compared to a trade deficit of approximately U.S.$6.6 billion in 2014. Exports in 2015 totaled U.S.$190.1 billion compared to U.S.$224.1 billion in 2014. Imports totaled U.S.$172.4 billion in 2015, compared to U.S.$230.7 billion in 2014.

Since 2009, the largest market for Brazilian products has been the Chinese market, with exports in 2015 amounting to approximately U.S.$35.6 billion (18.6% of total exports). In 2014, exports to China had amounted to approximately U.S.$40.6 billion (18.0% of total exports). The decrease in the amounts exported to China may be attributed to the economic deceleration in both countries, as well as a decrease in commodity prices. Nevertheless, the percentage of Brazilian exports to China remained stable.

The current account registered a deficit of approximately U.S.$58.9 billion in 2015, compared to a deficit of approximately U.S.$104.2 billion in 2014. In 2015, the services account registered a U.S.$36.9 billion deficit, the primary income account registered a U.S.$42.4 billion deficit and the secondary income account registered a U.S.$2.7 billion surplus. For comparison purposes, in 2014, the services account registered a U.S.$48.1 billion deficit, the primary income account registered a U.S.$52.2 billion deficit and the secondary income account registered a U.S.$2.7 billion surplus. The capital account surplus in 2015 was approximately U.S.$440.2 million, compared to a surplus of U.S.$231.5 million in 2014. Finally, the financial account registered a deficit of approximately U.S.$56.8 billion in 2015, compared to a deficit of U.S.$100.6 billion in 2014.

Brazil’s international reserves (which include gold and foreign exchange holdings) totaled U.S.$368.7 billion on December 31, 2015, compared to U.S.$374.1 billion on December 31, 2014.

In 2015, foreign direct investment into Brazil reached approximately U.S.$75.1 billion, compared to U.S.$96.9 billion in 2014. The drop of foreign direct investment into Brazil is partially attributed to the downgrading of the rating of Brazil by Standard & Poor’s and Fitch Ratings to below investment grade.

2016

Lower commodity prices may result in a reduction in growth rates and a relative loss of relevance in international trade for commodity exporting economies like Brazil. However, Brazil has been able to partially offset the drop in commodity prices with an expansion of the volume of production. Exports for June 2016 totaled U.S.$16.7 billion, which represents a decrease of 14.7% in comparison to June 2015. Imports totaled U.S.$12.8 billion in June 2016, which represents a decrease of 15.4% in comparison to June 2015. For the accumulated period from January to June 2016, exports have decreased in all categories when compared to the same period in 2015: primary goods (-7.9%), semi-manufactured (-1.5%) and manufacturing (-4.0%). Nonetheless, imports have also decreased in all categories when compared to the same period in 2015: capital goods (-19.9%), intermediary goods (-26.8%), consumer goods (-27.5%) and fuels and lubricants (-48.9%).

As of May 31, 2016, Brazil’s trade surplus accumulated over the previous 12-month period was approximately U.S.$39.4 billion, compared to an accumulated trade deficit of approximately U.S.$4.1 billion for the 12-month period ended May 31, 2015. Exports accumulated over the 12-month period ended May 31, 2016 totaled approximately U.S.$189.0 billion, compared to exports of approximately U.S.$208.7 billion recorded during the 12-month period ended May 31, 2015. Imports accumulated over the 12-month period ended May 31, 2016 totaled approximately U.S.$149.6 billion, compared to imports of approximately U.S.$212.8 billion recorded for the 12-month period ended May 31, 2015.

The accumulated current account deficit over the 12-month period ended May 31, 2016 was approximately U.S.$29.5 billion, compared to an accumulated deficit of U.S.$95.2 billion over the same period in 2015. Also, over the 12-month period ended May 31, 2016, the services account registered a U.S.$31.1 billion deficit, the primary income account registered a U.S.$40.9 billion deficit, and the secondary income account registered a U.S.$3.1 billion surplus. The accumulated capital account surplus over the previous 12 month period ended May 31, 2016 was approximately U.S.$416.0 million and the accumulated financial account deficit over the 12 month period ended May 31, 2016 was approximately U.S.$22.3 billion. As of May 31, 2016, foreign direct investment into Brazil over the previous 12-month period was approximately U.S.$79.4 billion.

Brazil’s international reserves totaled U.S.$376.6 billion on July 18, 2016, up from U.S.$368.7 billion on December 31, 2015.

The following table sets forth information regarding Brazil’s balance of payments for each of the periods indicated.

Balance of Payments (1)

(in millions of Dollars)

	2011	2012	2013	2014	2015
Current Account	-77,032	-74,218	-74,839	-104,181	-58,882
Balance on Goods	27,625	17,420	389	-6,629	17,670
Exports	255,506	242,283	241,577	224,098	190,092
Imports	227,881	224,864	241,189	230,727	172,422
Services	-37,166	-40,168	-46,372	-48,107	-36,919
Primary Income Balance	-70,475	-54,308	-32,539	-52,170	-42,357
Secondary Income Balance	2,984	2,838	3,683	2,725	2,724
Capital Account (2)	256	208	322	232	440
Financial Account	-79,242	-73,954	-72,696	-100,599	-54,734
Direct Investment	-85,091	-81,399	-54,240	-70,855	-61,576
Net acquisition of financial assets	16,067	5,208	14,942	26,040	13,498
Net incurrence of liabilities	101,158	86,607	69,181	96,895	75,075
Portfolio Investments	-41,248	-15,826	-32,787	-38,708	-22,047
Net acquisition of financial assets	-16,856	7,403	8,981	2,820	-3,548
Net incurrence of liabilities	24,392	23,229	41,768	41,527	18,500
Financial derivatives and employee stock options	-3	-25	-110	1,568	3,450
Other Investments	-11,538	4,396	20,367	-3,436	23,871
Net acquisition of financial assets	35,790	23,841	39,413	50,667	44,001
Net incurrence of liabilities	47,328	19,444	19,046	54,103	20,130
Reserve Assets	58,637	18,900	-5,927	10,833	1,569
Net Errors and Omissions	-2,466	57	1,821	3,351	3,708

(1)	These figures were calculated in accordance with the methodology set forth in the IMF BPM6.
(2)	Includes migrant transfers.

Source: Central Bank

According to preliminary figures for June 2016, China is still the largest market for Brazilian products, with a total amount of exports from Brazil to China of U.S.$4.1 billion, a decrease of 14.0% in comparison to June 2015.

The Financial System

As of December 31, 2015, the Government estimates that the level of reserves against default by Brazilian public and private banks remains adequate, as demonstrated by the Solvency Index (Índice de Cobertura da Inadimplência or “ICI”), because such reserves are approximately 81% higher than the defaults at private banks and 56% higher than the defaults at public banks. Such reserves against default for the Brazilian Financial System (Sistema Financeiro Brasileiro or “SFN”) are also considered adequate as per other indicators, such as the ratio of reserves and loans write-offs after twelve months, with reserves approximately 75% higher as of December 31, 2014 and the ratio of reserves to high risk loan portfolios (ratings E to H), with reserves approximately 3.6% higher than high risk loan portfolios as of December 31, 2015.

As of June 2016, the rate of financial system credit operations in arrears greater than 90 days (ratings E to H) was 3.8%, representing an increase of 0.1% in relation to March and an increase of 0.8% as compared to June 2015. The level of credit operations in arrears was stable at 4.3% with respect to credits granted to families, and increased 0.1%, to 3.2%, in the corporate credits segment. With respect to free credit, the level of credit operations in arrears increased by 0.2% to 5.9%, and in the directed credit segment, by 0.1%, to 1.7%.

Public Finance

2015

The Budgetary Guidelines Law (Lei de Diretrizes Orçamentárias, or “LDO”) for 2015 had originally established a primary balance target of R$66.3 billion (1.1% of GDP) for the consolidated public sector, with R$55.3 billion (0.95% of GDP) for the Central Government. To meet this target, the Central Government pursued a series of measures to adjust revenue and expenditures during the first half of the year. There was also a clear reversal of the credit stimulus policy offered by public banks, as the National Treasury did not transfer either bonds or cash to these institutions during the year.

However, the significant reduction of tax receipts and contributions, and the dynamics of mandatory expenditures, which increased in the period, led the government in mid-July to change the 2015 fiscal target to 0.15% of GDP.

During its review of the annual audited accounts presented by President Rousseff for 2014, in April 2015, the Federal Court of Accounts (Tribunal de Contas da União, or “TCU”) deemed the Federal Government’s delay in reimbursing certain Brazilian financial institutions controlled by the Federal Government for social programs and subsidies payments illegal under the Fiscal Responsibility Law. The TCU further determined that the delayed payments should be funded from budget resources, but made no determination as to whether the payment of such amounts should be made in a single installment or in several installments over a particular period. To comply with this decision, the National Treasury Secretariat decided to pay a total amount of R$72.4 billion of liabilities during 2015. Of this amount, R$55.6 billion relate to the TCU’s decision and the remaining R$16.8 billion relate to expenses incurred in 2015.

As the economic scenario presented a more pronounced cooling of economic activity and with the TCU decision that required payment of liabilities, the LDO had to be amended to adjust the fiscal target. The amendment was approved by Congress in December 2015, and allowed a primary deficit of R$48.9 billion for the Public Sector and authorized the Central Government to undertake a deficit of up to R$119.9 billion (2% of GDP), after including the payment of liabilities required by the TCU. The TCU also recommended the rejection by the National Congress of the 2014 presidential accounts. The final decision whether to accept or reject the presidential accounts remains with Congress.

The public sector registered a primary deficit of R$111.2 billion (1.9% of GDP) and a nominal deficit of R$613.0 billion (10.3% of GDP) in 2015, compared to a primary deficit of R$32.5 billion (0.6% of GDP) and a nominal deficit of R$343.9 billion (6.0% of GDP) in 2014.

Brazil’s accumulated social security system deficit totaled R$85.8 billion in 2015, an increase of 51.4% in real terms compared with 2014, when the deficit totaled R$56.7 billion.

2016

The 2016-2019 Multi-Year Plan (2016-2019 Plano Plurianual, or “PPA”), established by Law Nº 13,249, dated January 13, 2016, sets forth government priorities for the 2016-2019 four-year period and contains the guidelines, goals and targets of the Federal Government for capital expenditures and other expenditures, including for on-going programs.

Governmental planning for the four years included in the PPA, as presented in the “Programs, Objectives, Targets and Initiatives” Section, suggested an investment of over R$8.2 trillion. The resources to finance the plan are to come from the Annual Budget, the State-Owned Companies Investment Budget and Extra Budget Funds (tax waivers, state-owned companies global expenditures plans, Government Credit Agencies and Public Private Partnerships).

The LDO for 2016, as approved by Law No. 13,242, dated December 30, 2015, initially set a primary balance target of R$30.6 billion (approximately 0.5% of estimated GDP) for the consolidated public sector in 2016. The LDO, however, was amended to adjust the fiscal target due to the deterioration of the economy. The amendment was approved on May 24, 2016 and allows for a primary balance deficit of R$163.9 billion (approximately 2.64% of estimated GDP) for the consolidated public sector in 2016, the largest Brazilian primary deficit since the series was initiated in 2001. Of this amount, the Central Government is allowed a deficit of R$170.5 billion (approximately 2.75% of estimated GDP) while regional governments are expected to reach a R$6.6 billion primary surplus.

The Budget for 2016, Law No. 13,255, dated January 14, 2016, assumes total revenue of R$3.1 trillion for 2016. According to the law, fiscal revenues will amount to R$1.4 trillion, social security revenues will amount to R$643.1 billion, and Federal Public Debt refinancing will amount to R$885.0 billion. The budget for 2015 assumed total revenue of R$3.0 trillion.

On April 15, 2016, the Federal Government sent to Congress a draft 2017 Budgetary Guideline Law. In the draft, the Federal Government assumes an increase in the minimum wage from R$880.0 to R$946 in 2017. The draft also sets a nominal primary balance target for the consolidated public sector for 2017 of R$143.1 billion (approximately 2.1% of estimated GDP for 2017). The macroeconomic parameters contemplated by the draft anticipate inflation of 4.8% and a projected GDP growth of 1.2% for 2017.

For May 2016, the public sector registered a primary deficit of R$18.1 billion, compared to the R$6.9 billion deficit registered in May 2015. For the 12-month period ended May 31, 2016, the accumulated deficit was R$150.5 billion (2.5% of GDP).

The consolidated public sector nominal deficit was R$60.6 billion in May 2016, compared to the R$59.8 billion deficit registered in May 2015. For the 12-month period ended May 31, 2016, the deficit was R$604.6 billion (10.1% of GDP).

The deficit in Brazil’s social security system increased by R$12.2 billion in May 2016, which represents an increase of 93.9% in nominal terms compared to the same month in 2015. For the 12-month period ended May 31, 2016, the deficit in Brazil’s social security system totaled R$108.1 billion. On May 16, 2016, acting President Michel Temer determined the creation of a working group to discuss proposals for a pension system reform. On June 28, 2016, a technical group was formed to analyze and present proposals to reform the pension system.

Decree No. 8,616, dated December 29, 2015, provides regulations to provisions of Complementary Law No. 148, dated November 25, 2014, which authorized changing the benchmark index used to calculate the interest that regional governments pay on debt to the Federal Government. Starting on January 1, 2013, the new terms would allow regional governments’ debts to be adjusted by the IPCA plus 4% per year, or by the Central Bank’s Selic benchmark overnight rate, whichever is lower. Previously the debts were adjusted by the country’s IGP-DI plus 6.0% to 9.0% per year. The law also allows the Federal Government to readjust regional government debts back to the date each State or Municipality signed a debt-renegotiation deal with the central government. However, the retroactive adjustment of debt can only be made using the Selic index.

After issuing Decree No. 8,616, the Federal Government started renegotiating regional governments’ debts. The renegotiation is still ongoing. However, during the renegotiation process, the Supreme Court granted an injunction (initially granted to the State of Santa Catarina and later extended to other States—Rio de Janeiro, Sergipe, São Paulo, Pará, Minas Gerais, Mato Grosso do Sul, Rio Grande do Sul and Goiás) based on the claim of these States that the rebate calculation pursuant to art. 3 of Complementary Law No. 148 should be carried out using simple capitalization of the Selic index, despite the law’s express use of “an accumulated variation” of the Selic rate.

In July 2016, the Supreme Court approved the agreement reached between the Federal Government and regional governments. The agreement foresees the lengthening of regional government debts for an additional period of 20 years, granting a grace period of up to 100% of installment due from July to December 2016. The amount due and not paid during the period when the injunction granted to regional governments was in force will be paid in up to 24 installments, beginning in July 2016.

The Federal Government also guarantees the external loans of certain Brazilian sub-national governments. These loans are counter-guaranteed by collateral, including permitted transfers and the sub-national’s revenues.

The outstanding balance of guarantees granted by the Federal Government to sub-national external loans increased from to R$42.8 billion in 2011 to R$110.6 billion in 2015, and decreased to R$207.4 billion in the January-April 2016 period. The decrease of the outstanding balance in the last four months is mainly explained by the exchange rate variation.

From 2005-2015, there was no need for the Federal Government to honor any commitments due to the guarantees granted to regional governments. However, in May and June 2016, the Federal Government has to pay liabilities incurred by the State of Rio de Janeiro in the amount of R $293.4 million, but the Federal Government has already recovered the value updated by the Selic rate through executing the foreseen collaterals.

In June 2016, the State of Rio de Janeiro declared a “state of emergency” due to its financial crisis. The State asked the Federal Government to help with public security, health, education, transport and environmental management, claiming that the State is going through financial difficulties. The Federal Government will transfer R$2.9 billion to the State of Rio de Janeiro to assist with public security measures during the Olympic and Paralympic Games.

Other Developments

On May 17, 2016, a working group of the National Treasury Secretariat was created to improve the method of calculating fiscal results (primary and nominal), to standardize such methods for all federal entities and to align the results more closely with the evolution of net debt and the balance sheet of the federal entities. The working group has an operating deadline of 180 days and was created in order to address a decision of the TCU.

On May 24, 2016, acting President Michel Temer announced a series of measures with potential impacts on the fiscal accounts. The majority of the measures needs Congressional approval and a few of them require constitutional amendments. The measures proposed are: (i) a ceiling for growth in public spending; (ii) no increases to the nominal amount of subsidies; (iii) BNDES will pay back R$100 billion to the Treasury over a term of two years; (iv) transfer of the remaining amounts deposited in the sovereign wealth fund to the National Treasury; (v) technical criteria for the selection of managers for public-sector funds and entities; and (vi) elimination of the requirement that Petrobras has to have a share of at least 30% in all new investments in the pre-salt layer.

On June 30th, 2016, the Law of Responsibility for State Companies was approved, establishing stricter rules for purchasing, bidding and for the appointment of directors, members of administration boards and presidents in public companies and mixed-ownership companies.

Public Debt

In January 2016, the Brazilian National Treasury released the Annual Public Debt Report 2015 and the Annual Borrowing Plan 2016. The Annual Public Debt Report 2015 presents the Federal Public Debt (“FPD”) results for 2015 and discusses how the public debt was managed throughout the year, using the guidelines and targets set forth in the Annual Borrowing Plan 2015 as a reference. The report also describes Brazil’s macroeconomic environment, as well as the achievements of the National Treasury and Direct Treasury (an internet based retail sales program) in 2015. The Annual Borrowing Plan 2016 (“ABP 2016”) sets forth the goals of the National Treasury and presents the objectives, guidelines and targets to be pursued during the year. The objectives and guidelines are as follows:

•	gradually replace floating rate bonds with fixed rate or inflation-linked instruments;

•	consolidate the share of exchange rate-linked instruments of the outstanding debt, in accordance with long term limits;

•	smooth the maturity structure, with special attention to short-term debt;

•	increase the average maturity of the outstanding debt;

•	develop the yield curve in both domestic and external markets (i.e., to issue benchmark bonds in the internal and external markets to provide price references to markets and enhance liquidity in the primary and secondary markets);

•	increase the liquidity of federal public securities on the secondary market;

•	broaden the investor base; and

•	improve the External Federal Public Debt profile through issuances of benchmark securities, buybacks and structured operations.

The ABP 2016 targets total public debt within a band of R$3.1 trillion and R$3.3 trillion, up from R$2.8 trillion in 2015. The target composition for 2016 contemplates fixed rate debt between 31.0% and 35.0% of total debt, compared to 39.4% in 2015; inflation-indexed debt between 29.0% and 33.0%, compared to 32.5% in 2015; floating rate debt between 30.0% and 34.0%, compared to 22.8% in 2015; and foreign exchange indexed debt between 3.0% and 7.0%, compared to 5.3% in 2015. The percentage of debt falling due within 12 months is targeted between 16.0% and 19.0%, compared to 21.6% in 2015; and the average term is targeted to increase to between 4.5 and 4.7 years, compared to 4.6 years in 2015.

In 2015, the National Treasury followed the basic guidelines detailed in its Annual Borrowing Plan (“ABP 2015”). These guidelines include lengthening the short term of FPD, and maintaining short-term maturities at prudent levels. Additionally, the strategy adopted by the National Treasury was aimed at ensuring that, in light of the unfavorable market conditions cited above, FPD composition would not significantly distance itself from its trajectory towards an optimum structure. Nevertheless, this effort has not prevented a temporary deviation of the structure from the public debt targets set in ABP 2015.

The National Treasury had to reassess the premise of its strategic planning for the short term FPD, which led to the revision of the limits for the 2015 FPD stock from R$2.45 billion to R$2.60 billion to R$2.65 billion to R$2.80 billion. The other limits of FPD indicators, established in the ABP 2015, were not revised.

During the first half of 2015, as foreseen in the ABP 2015, the National Treasury issued volumes higher than its borrowing requirements with the objective of reducing excess liquidity in the financial system, represented by the stock of repo operations in the market. Derived from the stock limit adjustment, the achievement of greater volumes of issuances also resulted in an expansion of the cushion available for public debt management.

As a consequence, although the target composition contemplated by the ABP 2015 had foreseen fixed rate debt between 40.0% and 44.0% of total debt; inflation-indexed debt between 33.0% and 37.0%; and floating rate debt between 17.0% and 22.0%, these targets were not met. The actual results were 39.4% of fixed rate debt; 32.5% of inflation-indexed debt; and 22.8% of floating rate debt.

Brazil’s General Government Gross Debt (GGGD) totaled R$3,927.5 billion (66.2% of GDP) as of December 31, 2015, compared to R$3,252.4 billion (57.2% of GDP) as of December 31, 2014. Brazil’s Net Public Sector Debt (NPSD) totaled R$2,136.9 billion (36.0% of GDP) as of December 31, 2015, compared to R$1,883.1 billion (33.1% of GDP) as of December 31, 2014.

On May 31, 2016, Brazil’s Net Public Sector Debt (NPSD) totaled R$2,379.1 billion (39.6% of GDP), and Brazil’s General Government Gross Debt (GGGD) totaled R$4,113.9 billion (68.6% of GDP).

On May 31, 2016, Brazil’s Domestic Federal Public Debt (DFPD) totaled approximately R$2,744.2 billion, up from R$2,372.1 billion on May 31, 2015. Brazil’s External Federal Public Debt (EFPD) totaled R$134.7 billion on May 31, 2016, up from R$124.2billion on May 31, 2015. The federal floating rate (Selic rate) debt increased to R$743.9 billion (25.8% of FPD) on May 31, 2016, from R$504.5 billion (20.2% of FPD) on May 31, 2015, while fixed rate debt decreased to R$1,016.8 billion (35.3% of FPD) on May 31, 2016, from R$1,046.5 billion (41.9% of FPD) on May 31, 2015.

The average maturity of Brazil’s federal public debt in May 2016 was 4.7 years, compared to 4.7 years in May 2015. Approximately R$587.2 billion, or 20.4%, of the total federal public debt outstanding as of May 31, 2016 is scheduled to mature on or before May 31, 2017. From 2008 to 2015, the National Treasury continued to buy back its outstanding external debt bonds as part of its continuing External Federal Public Debt (EFPD) Buyback Program that started in January 2007. The main goal of the EFPD Buyback Program is to improve Brazil’s sovereign yield curve through repurchases of Brazil’s external bonds in the secondary market. Since January 2007, repurchases have amounted to approximately U.S.$19.2 billion in principal amount.

Since December 31, 2014, Brazil has completed an offering of U.S.$1,500,000,000 aggregate principal amount of its 6.000% Global Bonds due 2026, on March 17, 2016.

Credit Ratings

The Brazilian sovereign external debt credit ratings have recently been revised by all three major agencies: Standard & Poor’s, Fitch Ratings and Moody’s Investor Service. The current government bond ratings of Brazil are: (i) “BB” with a negative outlook, according to Standard & Poor’s; (ii) “BB” with a negative outlook, according to Fitch Ratings; and (iii) “Ba2” with a negative outlook, according to Moody’s Investors Service.

The following is a summary of the evolution of Brazil’s credit risk rating throughout the recent years.

In March 2014, Standard & Poor’s lowered Brazil’s long-term foreign currency sovereign credit rating from BBB to BBB- and the outlook was changed to stable, from the previous negative outlook. In March 2015, Standard & Poor’s affirmed its ‘BBB-’ long-term foreign currency sovereign credit rating and its ‘BBB+’ long-term local currency rating on Brazil. The outlook on long-term credit ratings remained stable. In July 2015, Standard & Poor’s affirmed its investment grade rating of ‘BBB-’ for long-term foreign currency sovereign credit and of ‘BBB+’ for long-term local currency, but changed the outlook on Brazil’s long-term foreign currency sovereign credit rating from stable to negative. In September 2015, Standard & Poor’s downgraded Brazil’s long-term sovereign debt rating to “BB+” and the long-term local currency rating to “BBB-” with a negative outlook. On February 17, 2016, Standard & Poor’s downgraded Brazil’s long-term sovereign debt rating to “BB” and the long-term local currency rating to “BB+” with a negative outlook.

In April 2015, Fitch Ratings affirmed its investment grade rating of “BBB” with a negative outlook. On October 15, 2015, Fitch Ratings downgraded Brazil’s foreign and local currency ratings to “BBB-” and the outlook was changed from stable to negative. In December 2015, Fitch Ratings downgraded Brazil’s foreign and local currency ratings to “BB+” and kept a negative outlook. On May 5, 2016, Fitch Ratings downgraded Brazil’s foreign local currency to “BB” from “BB+”. The outlook remains negative.

In September 2014, Moody’s Investors Service affirmed Brazil’s “Baa2” government bond rating but changed the outlook from stable to negative. On August 11, 2015, Moody’s Investors Service downgraded Brazil’s government bond rating to “Baa3” with a stable outlook. On December 9, 2015, Moody’s Investors Service placed Brazil’s Baa3 issuer and bond ratings on review for downgrade. On February 24, 2016, Moody’s Investors Service downgraded Brazil’s issuer and bond ratings to Ba2 and changed the outlook to negative.

Ratings are not a recommendation to purchase, hold or sell securities and may be changed, suspended or withdrawn at any time. Brazil’s current credit ratings and the rating outlooks currently assigned to Brazil are dependent upon economic conditions and other factors affecting credit risk, some of which are outside the control of Brazil. Each rating should be evaluated independently of the others. Detailed explanations of the ratings may be obtained from the rating agencies. We disclose these changes in ratings because, though we have no control over ratings, they are important to our ability to obtain the financing that we need on terms that are favorable to us. A decision by a rating agency to downgrade our credit rating may have an adverse impact on our ability to access funding and increase our borrowing costs, while an upgrade in our rating may improve our access to funding and reduce our borrowing costs.

Environmental Matters

In November 2015, the breach of two dams—Fundão and Santarém—in the city of Mariana, Minas Gerais State, devastated the region. The company responsible for the dams, Samarco Mineração S.A. (“Samarco”), is a mining company owned by the Brazilian company Vale S.A. and the Australian company BHP Billiton Ltd. On November 16, 2015, Samarco signed a Preliminary Commitment Agreement with the Public Ministry of the State of Minas Gerais and the Federal Public Ministry to allocate R$1 billion to guarantee funding for emergency and preventive measures destined to mitigate, remediate and compensate environmental and socio-environmental damages arising from this accident. The Brazilian Institute of Environment and Renewable Natural Resources (Instituto Brasileiro do Meio Ambiente e dos Recursos Naturais Renováveis, or “IBAMA”) has imposed R$250 million in fines on Samarco for environmental damage.

On March 2, 2016, an agreement was signed among Samarco, Vale, BHP Billiton, the Federal Government and the State governments of Minas Gerais and Espírito Santo defining the creation of a business law foundation that will be responsible for the social, environmental and economic recovery programs of the regions affected by the breach of the Fundão dam. The foundation will be maintained with funds from Samarco and will develop and execute programs in two main areas: socio-economic and socio-environmental.

On May 5, 2016, Samarco agreed to pay R$20 billion over 15 years to cover and repair damage by the breaches.

Other

On October 30, 2015, the OECD’s Country Risk Classification of Brazil to the Arrangement on Officially Supported Export Credits was downgraded from 3 to 4. The country risk classifications of the Participants in the Arrangement on Officially Supported Export Credits (the “Arrangement”) are produced solely for the purpose of setting minimum premium rates for transactions supported by the Arrangement. The classifications are made public so that any country that is not an OECD Member or a Participant in the Arrangement may observe the rules of the Arrangement if they so choose. The country risk classifications are not sovereign risk classifications and should not, therefore, be compared with the sovereign risk classifications of private credit rating agencies (CRAs).

DESCRIPTION OF THE GLOBAL BONDS

Brazil will issue the global bonds under the indenture, dated as of July 2, 2015, between Brazil and The Bank of New York Mellon, as trustee.

The following is a description of the material provisions of the global bonds and the indenture. The description may not contain all of the information that is important to you as a potential investor in the global bonds. Therefore, Brazil urges you to read the indenture and the form of global bond in making your decision on whether to invest in the global bonds. Brazil has filed a copy of these documents with the SEC and will also deposit copies of these documents at the office of the trustee in New York City.

The following description of the particular terms of the global bonds offered hereby supplements and replaces any inconsistent information set forth in the description of the general terms and provisions of the debt securities set forth in the prospectus.

General Terms of the Global Bonds

The global bonds will:

•	be issued in an aggregate principal amount of U.S. $1,500,000,000.

•	mature at par on February 21, 2047.

•	bear interest at 5.625%, calculated on the basis of a 360-day year consisting of twelve 30-day months, from July 28, 2016.

•	pay interest semi-annually in arrears in equal installments in February and August of each year, starting on February 21, 2017, to be paid to the person in whose name the global bond is registered at the close of business on the preceding February 7 or August 7.

•	contain provisions which are described in the sections entitled “—Default; Acceleration of Maturity,” “—Certain Amendments Not Requiring Holder Consent” and “—Amendments and Waivers” in this prospectus supplement. Under these provisions, Brazil may, among other things, amend the payment provisions of the global bonds and certain other terms without your consent.

•	contain provisions described in “Arbitration and Enforceability” in the accompanying prospectus.

•	be direct, general, unconditional, unsecured (except as described under the heading “Debt Securities— Negative Pledge” in the accompanying prospectus) and unsubordinated External Indebtedness of Brazil. Brazil has pledged its full faith and credit for the due and punctual payment of principal of, premium, if any, on, and interest on the global bonds. The global bonds will rank without any preference among themselves and equally with all other unsecured and unsubordinated External Indebtedness of Brazil. It is understood that this provision shall not be construed so as to require Brazil to make payments under the global bonds ratably with payments being made under any other External Indebtedness of Brazil.

•	be recorded on, and transferred through, the records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream, Luxembourg.

•	be issued in fully registered form, without coupons, in minimum denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof.

•	be available in certificated form only under certain limited circumstances.

•	be redeemable at the option of Brazil before maturity. See “—Optional Redemption” in this prospectus supplement.

•	not be entitled to the benefit of any sinking fund.

The global bonds will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers, described in this prospectus supplement, that differ from those applicable to Brazil’s outstanding Public External Indebtedness issued prior to July 2, 2015. These provisions are commonly referred to as “collective action clauses.” Under these provisions, Brazil may amend the payment provisions of the global bonds and other reserve matters listed in the indenture with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount outstanding of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, whether or not certain “uniformly applicable” requirements are met, more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually. Those provisions are described in the sections entitled “—Default; Acceleration of Maturity” and “—Amendments and Waivers” in this prospectus supplement.

“External Indebtedness” means Indebtedness for money borrowed which is payable by its terms or at the option of its holder in any currency other than Brazilian currency (other than any such Indebtedness that is originally issued within Brazil).

“Indebtedness” means all unsecured and unsubordinated obligations of Brazil in respect of money borrowed and guarantees given by Brazil in respect of money borrowed by others.

“Public External Indebtedness” means any Public Indebtedness of Brazil which is payable by its terms or at the option of its holder in any currency other than Brazilian currency (other than such Public Indebtedness that is originally issued within Brazil); settlement of original issuance by delivery of Public Indebtedness (or the instruments evidencing such Public Indebtedness including by means of a book entry system) within Brazil shall be deemed to be original issuance within Brazil.

“Public Indebtedness” means any payment obligation, including any contingent liability, of any person arising from bonds, debentures, notes or other securities which (i) are, or were intended at the time of issuance to be quoted, listed or traded on any securities exchange or other securities market (including, without limiting the generality of the foregoing, securities eligible for resale pursuant to Rule 144A under the U.S. Securities Act of 1933, as amended (or any successor law or regulation of similar effect)) and (ii) have an original maturity of more than one year or are combined with a commitment so that the original maturity of one year or less may be extended at the option of Brazil to a period in excess of one year.

Optional Redemption

Brazil will have the right at its option, upon giving not less than 30 days’ notice, to redeem the global bonds, in whole or in part, at any time or from time to time prior to their maturity, at a redemption price equal to the principal amount thereof, plus the Make-Whole Amount (as defined below), plus accrued interest on the principal amount of the global bonds to the date of redemption. “Make-Whole Amount” means the excess of (i) the sum of the present values of each remaining scheduled payment of principal and interest on the global bonds (exclusive of interest accrued to the date of redemption), discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 50 basis points over (ii) the principal amount of such global bonds.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity of the Comparable Treasury Issue (as defined below), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker (as defined below) as having an actual or interpolated maturity comparable to the remaining term of the global bonds to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of investment grade debt securities of a comparable maturity to the remaining term of such global bonds.

“Independent Investment Banker” means one of the Reference Treasury Dealers (as defined below) appointed by Brazil.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (ii) if Brazil obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means Deutsche Bank Securities Inc., Goldman, Sachs & Co., HSBC Securities (USA) Inc., and three other dealers selected by Brazil, or their affiliates which are primary United States government securities dealers, and their respective successors; provided that if any of the foregoing shall cease to be a primary United States government securities dealer in New York City (a “Primary Treasury Dealer”), Brazil will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by Brazil, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to Brazil by such Reference Treasury Dealer at 3:30 pm New York time on the third business day preceding such redemption date.

Payment of Principal and Interest

As long as the global bonds are in the form of fully registered book-entry securities, registered in the name of DTC or a nominee of DTC, Brazil will make payments of principal and interest on the global bonds in U.S. dollars to DTC, which will receive the funds for distribution to the beneficial holders of the global bonds. Brazil expects that holders of the global bonds will be paid in accordance with the procedures of DTC and its direct and indirect participants. Neither Brazil nor the paying agent will have any responsibility or liability for any aspect of the records of, or payments made by, DTC or its direct and indirect participants or any failure on the part of DTC or its direct and indirect participants in making payments to holders of the global bonds from the funds DTC receives.

If the global bonds are issued in certificated form and your name is listed as the registered holder of a global bond in the security register maintained by the trustee, Brazil will make its interest and principal payments to you by wire transfer if:

•	you own at least U.S.$1,000,000 aggregate principal amount of the global bonds;

•	not less than 15 days before the payment date, you notify the trustee in writing of your election to receive payment by wire transfer and provide it with your bank account information and wire transfer instructions; and

•	with respect to principal payments, you surrender the global bonds at the corporate trust office of the trustee or at the office outside the United States of the other paying agents that Brazil appoints pursuant to the indenture.

If Brazil does not pay interest by wire transfer as described above for any reason, it will, subject to applicable laws and regulations, mail a check to you on or before the due date for the payment at your address as it appears on the security register maintained by the trustee on the applicable record date.

If any date for an interest or principal payment is a day on which the law at the place of payment permits or requires banking institutions to close, Brazil will make the payment on the next banking day at such place. Brazil will treat such payments as if they were made on the due date, and no interest on the global bonds will accrue as a result of this delay in payment.

Subject to any relevant unclaimed property laws or regulations, if any money that Brazil pays to the trustee for the payment of principal of or interest on the global bonds is not claimed at the end of two years after the principal or interest was due and payable, the trustee will repay the money to Brazil. After any such repayment, the trustee will not be liable with respect to the payments. However, Brazil’s obligations to pay the principal of and interest on the global bonds as they become due will not be affected by such repayment. The global bonds will become void unless presented for payment within five years after the maturity date (or a shorter period if provided by applicable law).

Default; Acceleration of Maturity

Any of the following events will be an event of default with respect to the global bonds:

(a) a default by Brazil in any payment of principal of or interest on the global bonds which continues for 30 days after such payment was due;

(b) a default which is materially prejudicial to the interests of the holders of the global bonds in the performance of any other obligation under the global bonds, which continues for 60 days after the written notice requiring such default to be remedied is given by the trustee or the holders of not less than 25% in aggregate principal amount of global bonds then outstanding;

(c) an acceleration of in excess of $25,000,000 (or its equivalent in any other currency) in aggregate principal amount of Public External Indebtedness of Brazil by reason of an event of default (however described) arising from Brazil’s failure to make any payment of principal, premium, if any, or interest under that Public External Indebtedness when due;

(d) a failure of Brazil to make any payment in respect of Public External Indebtedness of Brazil in an aggregate principal amount in excess of $25,000,000 (or its equivalent in any other currency) when due (as such date may be extended by virtue of any applicable grace period or waiver), which continues for 30 days after written notice requiring such default to be remedied is given by the trustee or the holders of not less than 25% in aggregate principal amount of global bonds then outstanding;

(e) a declaration by Brazil of a moratorium with respect to the payment of principal of, or premium, if any, on or interest on Public External Indebtedness of Brazil which does not expressly exclude the global bonds and which is materially prejudicial to the interests of the holders of the global bonds; or

(f) a denial by Brazil of its obligations under the global bonds.

If any of the events of default described above occurs and is continuing, the trustee or the holders of at least 25% of the aggregate principal amount of the global bonds then outstanding may declare all the global bonds to be due and payable immediately by giving written notice to Brazil, with a copy to the trustee, and the same shall become and shall be due and payable upon the date that such written notice is received by or on behalf of Brazil, unless prior to such date all events of default in respect of all the global bonds shall have been cured.

Holders holding global bonds representing in the aggregate more than 50% of the principal amount of the then-outstanding global bonds, by written notice to Brazil and to the trustee, may waive any existing defaults and their consequences on behalf of the holders of all of the global bonds if:

•	following the declaration that the principal of the global bonds has become due and payable immediately, Brazil deposits with the trustee a sum sufficient to pay all outstanding amounts then due on those global bonds (other than principal due by virtue of the acceleration upon the event of default) together with interest on such amounts through the date of the deposit as well as the reasonable fees and compensation of the holders that declared those global bonds due and payable, the trustee and their respective agents, attorneys and counsel; and

•	all events of default (other than non-payment of principal that became due by virtue of the acceleration upon the event of default) have been remedied.

Paying Agents and Transfer Agents

Until the global bonds are paid, Brazil will maintain a paying agent in New York City. Brazil has initially appointed The Bank of New York Mellon to serve as its paying agent and transfer agent in New York City.

In addition, so long as the global bonds are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, Brazil will maintain a paying agent and transfer agent in Luxembourg. Brazil has initially appointed The Bank of New York Mellon (Luxembourg) S.A. to serve as its Luxembourg paying agent and transfer agent.

Brazil may at any time appoint new paying agents and transfer agents. Brazil will promptly provide notice (as described under “—Notices”) of the termination or appointment of, or of any change in the office of, any paying agent or transfer agent.

Certificated Securities

Brazil will issue global bonds in certificated form in exchange for the book-entry securities only if:

•	DTC notifies Brazil that it is unwilling, unable or no longer qualified to continue to act as depositary or ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934 at a time when it is required to be and Brazil does not appoint a successor depositary within 90 days of receiving notice from the depositary or becoming aware of such ineligibility;

•	the trustee institutes or is directed to institute any judicial proceeding in a court or arbitral proceeding to enforce the rights of the holders with respect to the global bonds represented by the global security and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the global bonds, the trustee may in its sole discretion determine that the global bonds represented by a global security will no longer be represented by a global security; or

•	at any time Brazil decides it no longer wishes to have all or part of the global bonds represented by a book-entry security.

If Brazil issues certificated securities, the certificated securities will have the same terms and authorized denominations as the book-entry security. You may present certificated securities for transfer, exchange or payment at the corporate trust office of the trustee in New York City, or at the office of the Luxembourg paying agent and transfer agent, according to the procedures in the indenture, and, in the case of certificated securities presented for payment, principal and interest thereon will be payable at the offices of either the trustee in New York City or the Luxembourg paying agent and transfer agent, provided that interest thereon may be paid by check mailed to the registered holders of certificated securities. In the case of a transfer of part of a certificated security, the registrar or transfer agent will issue a new certificated security to the transferee and a second certificated security in respect of the balance of the certificated security to the transferor. Certificated securities presented for transfer must be accompanied by an executed instrument of assignment and transfer, copies of which are available at the office of the Luxembourg transfer agent. You will not be charged a fee for the registration of transfers or exchanges of certificated securities. You may, however, be charged for any stamp, tax or other governmental charge that must be paid in connection with the transfer, exchange or registration. Brazil, the trustee and any other agent of Brazil may treat the person in whose name any certificated security is registered as the owner of such security for all purposes.

If any security becomes mutilated, destroyed, stolen or lost, you can have it replaced by delivering the security or the evidence of its loss, theft or destruction to the trustee. Brazil and the trustee may require you to sign an indemnity under which you agree to pay Brazil, the trustee or any other agent of Brazil for any losses that they may suffer relating to such replacement. Brazil and the trustee may also require you to present other documents or proof. After you deliver these documents, Brazil in its discretion may execute, and, upon request of Brazil, the trustee will authenticate and deliver to you, a substitute security with the same terms as the security you are exchanging. If so requested by Brazil, you will be required to pay all expenses and reasonable charges associated with the replacement of the mutilated, destroyed, stolen or lost security.

Notices

So long as the global bonds are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, Brazil will publish notices to the holders of the global bonds in a leading newspaper having general circulation in Luxembourg or arrange to make such notices available on the website of the Luxembourg Stock Exchange (at http://www.bourse.lu). If Brazil elects to publish notices in Luxembourg, Brazil expects that it will initially make such publication in the Luxemburger Wort. If publication in a leading newspaper in Luxembourg is not practicable, Brazil will publish such notices in one other leading English language daily newspaper with general circulation in Europe. Brazil will consider a notice to be given on the date of its first publication.

In the case of the book-entry securities, notices also will be sent to DTC or its nominee, as the holder thereof, and DTC will communicate such notices to DTC participants in accordance with its standard procedures.

Further Issues of the Global Bonds

From time to time, without the consent of holders of the global bonds, and subject to the required approvals under Brazilian law, Brazil may create and issue additional debt securities with the same terms and conditions as those of the global bonds (or the same except for the amount of the first interest payment, the issue date and the issue price); provided that such additional debt securities are issued pursuant to a “qualified reopening” of the original series or are otherwise treated as part of the same “issue” of debt instruments as the original series for U.S. federal income tax purposes.

Amendments and Waivers

The holders of the global bonds may generally approve any proposal by Brazil to modify the indenture or the terms of the global bonds with the affirmative vote (if approved at a meeting of the holders) or consent (if approved by written action) of holders of more than 50% of the outstanding principal amount of the global bonds.

However, holders of the global bonds may approve, by vote or consent through one of three modification methods, any proposed modification by Brazil that would do any of the following (such subjects referred to as “reserve matters”):

•	change the date on which any amount is payable on the global bonds;

•	reduce the principal amount (other than in accordance with the express terms of the global bonds and the indenture) of the global bonds;

•	reduce the interest rate on the global bonds;

•	change the method used to calculate any amount payable on the global bonds (other than in accordance with the express terms of the global bonds and the indenture);

•	change the currency or place of payment of any amount payable on the global bonds;

•	modify Brazil’s obligation to make any payments on the global bonds (including any redemption price therefor);

•	change the identity of the obligor under the global bonds;

•	change the definition of “outstanding” or the percentage of affirmative votes or written consents, as the case may be, required to make a “reserve matter modification”;

•	change the definition of “uniformly applicable” or “reserve matter modification”;

•	authorize the trustee, on behalf of all holders of the global bonds, to exchange or substitute all the global bonds for, or convert all the global bonds into, other obligations or securities of Brazil or any other person; or

•	change the legal ranking, governing law, agreement to arbitrate, submission to jurisdiction in Brazil or waiver of immunities provisions of the terms of the global bonds.

A change to a reserve matter, including the payment terms of the global bonds, can be made without your consent, as long as the change is approved, pursuant to one of the three following modification methods, by vote or consent by:

•	the holders of more than 75% of the aggregate principal amount of the outstanding global bonds in so far as the changes affect the global bonds;

•	where such proposed modification would affect the outstanding debt securities of two or more series (a “cross-series modification”), including the global bonds, the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, if certain “uniformly applicable” requirements are met (a “cross-series modification with single aggregated voting”); or

•	where such proposed modification would affect the outstanding debt securities of two or more series, including the global bonds, whether or not certain “uniformly applicable” requirements are met, the holders of more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, and the holders of more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the modification, taken individually (a “cross-series modification with two-tier voting”).

The term “uniformly applicable,” as referred to above, in the context of a proposed cross-series modification, means a modification by which holders of debt securities of any series affected by that modification are invited to exchange, convert or substitute their debt securities on the same terms for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration.

A modification will not be considered to be uniformly applicable if each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification (or, where a menu of instruments or other consideration is offered, each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification electing the same option under such menu of instruments).

Brazil may select, in its discretion, any modification method for a reserve matter modification in accordance with the indenture and designate which series of debt securities will be included for approval in the aggregate of modifications affecting two or more series of debt securities. Any selection of a modification method or designation of series to be included will be final for the purpose of that vote or consent solicitation.

A cross-series modification constituting or including a reserve matter modification to the terms and conditions of the affected debt securities, including the global bonds, that is not uniformly applicable must be effected pursuant to a cross-series modification with two-tier voting; such a cross-series modification that is uniformly applicable may be effected pursuant to a cross-series modification with single aggregated voting or a cross-series modification with two-tier voting, at Brazil’s option.

Before soliciting any consent or vote of any holder of debt securities for any change to a reserve matter, Brazil will provide the following information to the trustee for distribution to the holders of debt securities of any series that would be affected by the proposed modification:

•	a description of Brazil’s economic and financial circumstances which are, in Brazil’s opinion, relevant to the request for the proposed modification, a description of Brazil’s existing debts and description of any broad policy reform program and provisional macroeconomic outlook;

•	if Brazil shall at the time have entered into an arrangement for financial assistance with multilateral and/or other major creditors or creditor groups and/or an agreement with any such creditors regarding debt relief, (x) a description of any such arrangement or agreement and (y) where permitted under the information disclosure policies of the multilateral or other creditors, as applicable, a copy of the arrangement or agreement;

•	a description of Brazil’s proposed treatment of external debt instruments that are not affected by the proposed modification and its intentions with respect to any other major creditor groups; and

•	if Brazil is then seeking any reserve matter modification affecting any other series of debt securities, a description of that proposed modification.

For purposes of determining whether the required percentage of holders of the global bonds or any other series of debt securities has approved any amendment, modification or change to, or waiver of, the global bonds or the indenture, or whether the required percentage of holders has delivered a notice of acceleration of the global bonds, debt securities (including the global bonds) will be disregarded and deemed not to be outstanding and may not be counted in a vote or consent solicitation for or against a proposed modification if on the record date for the proposed modification or other action or instruction hereunder, the debt security is held by Brazil or by a public sector instrumentality, except that (x) debt securities held by Brazil or any public sector instrumentality which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the trustee the pledgee’s right so to act with respect to such debt securities and that the pledgee is not Brazil or a public sector instrumentality, and in case of a dispute concerning such right, the advice of counsel shall be full protection in respect of any decision made by the trustee in accordance with such advice and any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters or information that is in the possession of the trustee, upon the certificate, statement or opinion of or representations by the trustee; and (y) in determining whether the trustee will be protected in relying upon any such action or instructions under the indenture, or any notice from holders, only debt securities that a responsible officer of the trustee knows to be so owned or controlled will be so disregarded.

As used in the preceding paragraph, “public sector instrumentality” means any department, ministry or agency of Brazil, and a corporation, trust or other legal entity controlled by Brazil or by a public sector instrumentality and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, by contract or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of that legal entity.

Please refer to the section entitled “Debt Securities—Meetings and Amendments” in the accompanying prospectus for information on the procedures for convening and conducting meetings of the holders of global bonds.

Certain Amendments Not Requiring Holder Consent

Brazil and the trustee may, without the vote or consent of any holder of global bonds, amend the indenture or the global bonds for the purpose of:

•	adding to Brazil’s covenants for the benefit of the holders;

•	surrendering any of Brazil’s rights or powers with respect to the global bonds of that series;

•	securing the global bonds of that series;

•	curing any ambiguity or curing, correcting or supplementing any defective provision in the global bonds of that series or the indenture;

•	amending the global bonds of that series or the indenture in any manner that Brazil and the trustee may determine and that does not materially adversely affect the interests of any holders of the global bonds of that series; or

•	correcting a manifest error of a formal, minor or technical nature.

Global Clearance And Settlement

Brazil has obtained the information in this section from sources it believes to be reliable, including from DTC, Euroclear and Clearstream, Luxembourg, and Brazil takes responsibility for the accurate reproduction of this information. Brazil takes no responsibility, however, for the accuracy of this information. DTC, Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither Brazil nor the trustee will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures. Nor will Brazil or the trustee be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

The Depository Trust Company

DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the U.S. Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the global bonds to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge beneficial interests in the global bonds to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Euroclear and Clearstream, Luxembourg

Like DTC, Euroclear and Clearstream, Luxembourg hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream, Luxembourg provide various services to their participants, including the safekeeping, administration, clearance and settlement, and lending and borrowing of internationally traded securities. Euroclear and Clearstream, Luxembourg participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and other organizations. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream, Luxembourg by clearing through or maintaining a custodial relationship with Euroclear or Clearstream, Luxembourg participants.

Ownership of the Global Bonds through DTC, Euroclear and Clearstream, Luxembourg

Brazil will issue the global bonds in the form of one or more fully registered book-entry securities, registered in the name of Cede & Co., a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the book-entry securities. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts. You may hold your beneficial interests in the book-entry securities through Euroclear or Clearstream, Luxembourg, if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream, Luxembourg will hold their participants’ beneficial interests in the book-entry securities in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream, Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC.

Brazil and the trustee generally will treat the registered holder of the global bonds, initially Cede & Co., as the absolute owner of the global bonds for all purposes. Once Brazil and the trustee make payments to the registered holders, Brazil and the trustee will no longer be liable on the global bonds for the amounts so paid. Accordingly, if you own a beneficial interest in the book-entry securities, you must rely on the procedures of the institutions through which you hold your interests in the book-entry securities (including DTC, Euroclear, Clearstream, Luxembourg, and their participants) to exercise any of the rights granted to the holder of the book-entry securities. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of such book-entry securities, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action, and that DTC participant would then either authorize you to take the action or act for you on your instructions.

DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the global bonds through such participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the indenture or the global bonds. Euroclear’s or Clearstream, Luxembourg’s ability to take actions as a holder under the global bonds or the indenture will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream, Luxembourg will take such actions only in accordance with their respective rules and procedures.

You may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

Transfers Within and Between DTC, Euroclear and Clearstream, Luxembourg

Since the purchaser determines the place of delivery, it is important for you to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be on the desired value date. Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the following procedures in order to facilitate transfers of interests in the book-entry security among participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither Brazil nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Trading Between DTC Purchasers and Sellers

DTC participants will transfer interests in the global bonds among themselves in the ordinary way according to DTC rules governing global securities issues.

Trading Between Euroclear and/or Clearstream, Luxembourg Participants

Participants in Euroclear and Clearstream, Luxembourg will transfer interests in the global bonds among themselves in the ordinary way according to the rules and operating procedures of Euroclear and Clearstream, Luxembourg governing conventional Eurobonds.

Trading Between a DTC Seller and a Euroclear or Clearstream, Luxembourg Purchaser

When the global bonds are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream, Luxembourg participant, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to receive the global bonds and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account and the global bonds will be credited to the depositary’s account. After settlement has been completed, DTC will credit the global bonds to Euroclear or Clearstream, Luxembourg, Euroclear or Clearstream, Luxembourg will credit the global bonds, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from the account of Euroclear or Clearstream, Luxembourg will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

Participants in Euroclear and Clearstream, Luxembourg will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the global bonds by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear or Clearstream, Luxembourg before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream, Luxembourg until the global bonds are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream, Luxembourg to draw on the line of credit to finance settlement for the global bonds. Under this procedure, Euroclear or Clearstream, Luxembourg would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the global bonds were credited to the participant’s account. However, interest on the global bonds would accrue from the value date. Therefore, in many cases the interest income on global bonds which the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream, Luxembourg charges) to each participant.

Since the settlement will occur during New York business hours, a DTC participant selling an interest in the global bonds can use its usual procedures for transferring global bonds to the depositaries of Euroclear or Clearstream, Luxembourg for the benefit of Euroclear or Clearstream, Luxembourg participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

Trading Between a Euroclear or Clearstream, Luxembourg Seller and DTC Purchaser

Due to time zone differences in their favor, Euroclear and Clearstream, Luxembourg participants can use their usual procedures to transfer global bonds through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to credit the global bonds to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream, Luxembourg participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

If the Euroclear or Clearstream, Luxembourg participant selling the global bonds has a line of credit with Euroclear or Clearstream, Luxembourg and elects to be in debit for the global bonds until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that one-day period.

Finally, a day trader that uses Euroclear or Clearstream, Luxembourg and that purchases global bonds from a DTC participant for credit to a Euroclear or Clearstream, Luxembourg accountholder should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

•	borrowing through Euroclear or Clearstream, Luxembourg for one day (until the purchase side of the day trade is reflected in its Euroclear or Clearstream, Luxembourg account) in accordance with the clearing system’s customary procedures;

•	borrowing the global bonds in the United States from a DTC participant no later than one day prior to settlement which would give the global bonds sufficient time to be reflected in the borrower’s Euroclear or Clearstream, Luxembourg account in order to settle the sale side of the trade; or

•	staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream, Luxembourg accountholder.

TAXATION

Brazilian Taxation

The following is a summary of certain Brazilian federal income taxation considerations that may be relevant to a prospective non-Brazilian investor in the global bonds. The summary is based on Brazilian laws, rules and regulations in effect on the date of this prospectus supplement, all of which are subject to change, possibly with retroactive effect. This summary is not intended to constitute a complete analysis of the Brazilian income tax consequences to non-residents of Brazil of the purchase, receipt, ownership or disposition of the global bonds. This summary does not describe any of the tax consequences that may be applicable to residents of Brazil.

Prospective purchasers of the global bonds should consult their own tax advisors to determine the tax consequences arising from the purchase, ownership and disposition of the global bonds.

Unless a non-Brazilian holder of a global bond has some connection with Brazil other than the mere holding of a global bond or the receipt of principal or interest in respect of a global bond, payments of interest and principal on a global bond to that non-Brazilian holder will be made free and clear of, and without deduction for or on account of, Brazilian taxes.

Capital gains resulting from any trades of global bonds effected between or in respect of accounts maintained by or on behalf of non-residents of Brazil will not be subject to Brazilian income tax or other Brazilian taxes if these non-residents have no connection with Brazil other than as holders of an interest in the global bonds.

Payments of interest and principal on the global bonds to, and any gain realized upon the disposition of global bonds by, non-Brazilian holders of global bonds will not be subject to Brazilian estate tax.

United States Federal Income Taxation

The following is a summary of material U.S. federal income tax considerations that may be relevant to a holder of a global bond. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. This summary deals only with beneficial owners of global bonds that purchase the global bonds at original issuance and hold the global bonds as capital assets. It does not address particular tax considerations that may be applicable to investors that are subject to special tax rules, such as banks, tax-exempt entities, insurance companies, regulated investment companies, dealers in securities or currencies, traders in securities electing to mark to market, persons that will hold global bonds as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction, entities taxed as partnerships or the partners therein, persons subject to the alternative minimum tax, U.S. expatriates, nonresident alien individuals present in the United States for more than 182 days in a taxable year, or persons that have a “functional currency” other than the U.S. dollar.

This summary addresses only U.S. federal income tax consequences, and does not address consequences arising under state, local, foreign tax laws, U.S. federal estate, gift or other tax laws, or the Medicare tax on net investment income. Investors should consult their own tax advisors in determining the tax consequences to them of holding global bonds under such tax laws, as well as the application to their particular situation of the U.S. federal income tax considerations discussed below.

As used herein, a “U.S. holder” is a beneficial owner of a global bond that is, for U.S. federal income tax purposes, a citizen or resident of the United States or a domestic corporation or that otherwise is subject to U.S. federal income taxation on a net income basis in respect of the global bond. A “non-U.S. holder” is a beneficial owner of a global bond that is an individual, corporation, foreign estate, or foreign trust, that is not a U.S. holder.

U.S. holders

Payments of interest. Payments of interest generally will be taxable to a U.S. holder as ordinary interest income at the time that such payments are accrued or are received in accordance with the U.S. holder’s method of tax accounting. Such interest will generally constitute income from sources without the United States for U.S. foreign tax credit purposes.

Purchase, sale and retirement. A U.S. holder that sells, exchanges or otherwise disposes of the global bonds generally will recognize capital gain or loss equal to the difference between the amount realized on the transaction and its tax basis in the global bonds (except that any amount attributable to accrued and unpaid interest will be treated as a payment of interest for U.S. federal income tax purposes, which will be taxable as described above). A U.S. holder’s tax basis in a note generally will be equal to the amount that the U.S. holder paid for the global bond. Any gain or loss recognized on a taxable disposition of a global bond will be capital gain or loss. If, at the time of the sale, exchange, redemption or other taxable disposition of a note, a U.S. holder held the global bond for more than one year, the gain or loss will be long-term capital gain or loss. Otherwise, the gain or loss will be short-term capital gain or loss. Long-term capital gains realized by a non-corporate U.S. holder are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

A U.S. holder’s gain or loss on the sale, redemption, retirement or other taxable disposition of a global bond will generally be U.S.-source gain or loss. Accordingly, in the event that Brazilian tax were imposed on the sale or disposition of the global bonds, a U.S. holder may not be able to fully utilize any U.S. foreign tax credits arising from such tax unless the U.S. holder has other foreign-source income. Prospective investors should consult their own tax advisors as to the U.S. tax and foreign tax credit implications of such sale, redemption, retirement or other taxable disposition of a global bond.

Non-U.S. holders

Subject to the discussion of backup withholding below, a non-U.S. holder (as defined above) generally will not be subject to U.S. federal income tax on payments of interest on the global bonds. In addition, a non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange, redemption or other taxable disposition of the global bonds.

Information Reporting and Backup Withholding

Payments in respect of the global bonds that are paid within the United States or through certain U.S.-related financial intermediaries are generally subject to information reporting, unless the U.S. holder is an exempt recipient that establishes its exemption when required. Such payments to a non-exempt recipient that is a U.S. holder may also be subject to backup withholding, unless the U.S. holder provides an accurate taxpayer identification number and certifies that it has not lost its exemption from backup withholding. Non-U.S. holders are generally exempt from backup withholding, but may have to comply with certification procedures to prove their entitlement to this exemption. The amount of any backup withholding from a payment to a U.S. or non-U.S. holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Individual U.S. holders that own “specified foreign financial assets” with an aggregate value in excess of $50,000 may be required to file an information statement along with their tax returns, currently on Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer (which may include global bonds issued in certificated form) that are not held in accounts maintained by financial institutions. Higher reporting thresholds apply to certain individuals living abroad and to certain married individuals. Regulations extend this reporting requirement to certain entities that are treated as formed or availed of to hold direct or indirect interests in specified foreign financial assets based on certain objective criteria. U.S. holders who fail to report the required information could be subject to substantial penalties.

Prospective investors should consult their own tax advisors concerning the application of these rules to their investment in the global bonds, including the application of the rules to their particular circumstances.

UNDERWRITING

Brazil and the underwriters for the offering named below have entered into an underwriting agreement dated July 21, 2016 with respect to the global bonds. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of the global bonds indicated in the following table:

Underwriter	Principal Amount
Deutsche Bank Securities Inc.	U.S.$	500,000,000
Goldman, Sachs & Co.	U.S.$	500,000,000
HSBC Securities (USA) Inc.	U.S.$	500,000,000

Total	U.S.$	1,500,000,000

Global bonds sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement, plus accrued interest, if any, from July 28, 2016. If all global bonds are not sold at such public offering price, the underwriters may change the offering price and the other selling terms.

The underwriters propose to offer the global bonds initially at the public offering price on the cover page of this prospectus supplement and to securities dealers at that price less a selling concession of 0.150% of the principal amount of the bonds. The underwriters and any such securities dealers may allow a discount of 0.100% of the principal amount of the global bonds on sales to other broker/dealers. After the initial public offering of the global bonds, the underwriters may change the public offering price and concession and discount to broker/ dealers. The offering of the global bonds by the underwriters is subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part.

It is expected that delivery of the global bonds will be made against payment therefor on or about July 28, 2016. Under SEC Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade global bonds on the date of this prospectus supplement or the next succeeding business day(s) will be required, by virtue of the fact that the global bonds initially will settle on July 28, 2016, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

Brazil has been advised by the underwriters that the underwriters intend to make a market in the global bonds but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the global bonds.

The global bonds are offered for sale in those jurisdictions where it is legal to make such offers. Only offers and sales of the global bonds in the United States, as part of the initial distribution thereof or in connection with resales thereof under circumstances where this prospectus supplement and the accompanying prospectus must be delivered, are made pursuant to the registration statement, of which the prospectus, as supplemented by this prospectus supplement, forms a part.

In connection with the offering, the underwriters may purchase and sell the global bonds in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater aggregate principal amount of global bonds than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the global bonds while the offering is in progress. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the global bonds. As a result, the price of the global bonds may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Luxembourg Stock Exchange, in the over-the-counter market or otherwise.

Brazil estimates that its share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately U.S.$185,000.

Purchasers of the global bonds may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the price to the public set forth on the cover of this prospectus supplement.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

The underwriters and certain of their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The Underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

The underwriters have specifically agreed to act as follows in each of the following places:

Brazil: The global bonds may not be offered or sold to the public in Brazil. Accordingly, this prospectus supplement has not been nor will it be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários) nor has it been submitted to the foregoing agency for approval. Documents relating to the offer, as well as the information contained therein, may not be supplied to the public in Brazil, as the offering of the global bonds pursuant to this prospectus supplement is not a public offering of securities in Brazil, nor used in connection with any offer for subscription or sale of the global bonds to the public in Brazil.

Canada:

The global bonds may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the global bonds must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3.A.4 of National Instrument 33-104 Underwriting Conflicts (NI 33-105), the Underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area:

This prospectus supplement has been prepared on the basis that any offer of the global bonds in any Member State of the European Economic Area (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of securities. Accordingly, any person making or intending to make any offer in that Relevant Member State of global bonds which are the subject of the transactions contemplated by this prospectus supplement, may only do so in circumstances in which no obligation arises for Brazil or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither Brazil nor the underwriters have authorized, nor do they authorize, the making of any offer of global bonds in circumstances in which an obligation arises for the issuer or any of the underwriters to publish a prospectus for such offer.

In relation to each Relevant Member State, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the global bonds which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant underwriter nominated by Brazil for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the global bonds shall require Brazil or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the global bonds to the public” in relation to any global bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the global bonds to be offered so as to enable an investor to decide to purchase or subscribe the global bonds, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

France: The global bonds may only be offered or sold, directly or indirectly in the French Republic, to (i) qualified investors (investisseurs qualifies) acting for their own account, and/or to (ii) investment services providers authorized to engage in portfolio management services on behalf of third parties, and/or to (iii) fewer than 150 natural or legal persons (other than qualified investors) acting for their own account, all as defined in, and in accordance with, Articles L. 411-2 II, D. 411-1 and D. 411-4, D. 744-1, D. 754-1 and D. 764-1 of the French Monetary and Financial Code (Code monetaire et financier) (the “CMF”). Neither this prospectus supplement nor any information contained therein or any offering material relating to the global bonds, may be distributed or caused to be distributed, directly or indirectly, to the public in France.

This prospectus supplement has neither been submitted to the clearance (visa) procedure of the French Autoritedes marches financiers (the “AMF”), nor notified to the AMF by a competent authority of another member state of the European Economic Area that has approved it, in order to benefit from the passport procedures provided by the EU Prospectus Directive 2003/71/EC as implemented in France and in the Relevant Member State. In the event that the global bonds purchased or subscribed by investors listed above are offered or resold, directly or indirectly, to the public in France, the conditions relating to offers to the public set forth in Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the CMF must be complied with. Investors in France and persons into whose possession offering materials come must inform themselves about, and observe, any such restrictions.

Hong Kong: The global bonds may not be offered or sold by means of any document, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Hong Kong other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong), and no advertisement, invitation or document relating to the global bonds may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to global bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder.

Each of the underwriters will be deemed to represent and agree that (i) it has not offered or sold and may not offer or sell the global bonds by means of any document other than (A) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong), (B) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder, or (C) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong), and (ii) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, any advertisement, invitation or document relating to the global bonds, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to global bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder.

Japan: The bonds have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “FIEL”) and each underwriter has agreed that it will not offer or sell any bonds, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore: This prospectus supplement and accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the bonds may not be circulated or distributed, nor may the bonds be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the bonds are subscribed or purchased in reliance on an exemption under Sections 274 or 275 of the SFA, the bonds shall not be sold within the period of six months from the date of the initial acquisition of the bonds, except to any of the following persons:

(a ) an institutional investor (as defined in Section 4A of the SFA);

(b) a relevant person (as defined in Section 275(2) of the SFA); or

(c) any person pursuant to an offer referred to in Section 275(1A) of the SFA,

unless expressly specified otherwise in Section 276(7) of the SFA or Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“SFR”). Where the bonds are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six (6) months after that corporation or that trust has acquired the bonds pursuant to an offer made under Section 275 of the SFA except:

(1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or (in the case of such corporation) where the transfer arises from an offer referred to in Section 276(3)(i)(B) of the SFA or (in the case of such trust) where the transfer arises from an offer referred to in Section 276(4)(i)(B) of the SFA;

(2) where no consideration is or will be given for the transfer; or

(3) where the transfer is by operation of law;

(4) as specified in Section 276(7) of the SFA; or

(5) as specified in Regulation 32 of the SFR.

Switzerland: The offer of the global bonds is made in Switzerland on the basis of a private placement, not as a public offering. The global bonds will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. This document does not, therefore, constitute a prospectus within the meaning of Arts. 652a or 1156 of the Swiss Federal Code of Obligations or Arts. 27 et seq. of the Listing Rules of the SIX Swiss Exchange and neither this prospectus supplement nor any other offering or marketing material relating to the offer of the global bonds or the global bonds may be publicly distributed or otherwise made publicly available in Switzerland.

United Kingdom: Each underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the global bonds in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the global bonds in, from or otherwise involving the United Kingdom.

VALIDITY OF THE GLOBAL BONDS

The validity of the global bonds will be passed upon for Brazil by Fabrício Da Soller, the Procurador-Geral da Fazenda Nacional (Attorney General of the National Treasury) or another duly authorized Attorney of the National Treasury and by Cleary Gottlieb Steen & Hamilton LLP, New York, New York, United States counsel to Brazil, and for the underwriters by Sullivan & Cromwell LLP, New York, New York, United States counsel to the underwriters, and Pinheiro Neto Advogados, São Paulo, SP, Brazil, Brazilian counsel to the underwriters.

As to all matters of Brazilian law, Cleary Gottlieb Steen & Hamilton LLP may rely on the opinion of the Attorney General of the National Treasury (or such other Attorney of the National Treasury), and Sullivan & Cromwell LLP may rely on the opinion of Pinheiro Neto Advogados. As to all matters of United States law, the Attorney General of the National Treasury (or such other Attorney of the National Treasury) may rely on the opinion of Cleary Gottlieb Steen & Hamilton LLP, and Pinheiro Neto Advogados may rely on the opinion of Sullivan & Cromwell LLP. Certain statements with respect to matters of Brazilian law in this prospectus supplement and the prospectus have been passed upon by the Attorney General of the National Treasury or another duly authorized Attorney of the National Treasury, and are made upon his authority.

OFFICIAL STATEMENTS AND DOCUMENTS

Information included in this prospectus supplement which is identified as being derived from a publication of, or supplied by, Brazil or one of its agencies or instrumentalities is included on the authority of that publication as a public official document of Brazil. All other information in this prospectus supplement is included as a public official statement made on the authority of Henrique Meirelles, Minister of Finance.

GENERAL INFORMATION

Due Authorization

Brazil has authorized the creation and issue of the global bonds pursuant to Senate Resolution No. 20 of the Federal Senate of Brazil dated November 16, 2004, enacted pursuant to Article 52 of the Constitution of the Federative Republic of Brazil.

Listing and Listing Agent

Application will be made to list the global bonds on the Luxembourg Stock Exchange and to have the global bonds, trade on the Euro MTF Market. The Luxembourg listing agent is The Bank of New York Mellon (Luxembourg) S.A., Vertigo Building-Polaris, 2-4 rue Eugène Ruppert, L-2453 Luxembourg, Luxembourg.

Litigation

Neither Brazil nor any governmental agency of Brazil is involved in any litigation or arbitration or administrative proceeding relating to claims or amounts which are material in the context of the issue of the global bonds and which would materially and adversely affect Brazil’s ability to meet its obligations under the global bonds and the indenture with respect to the global bonds. No such litigation or arbitration or administrative proceeding is pending, or, so far as Brazil is aware, threatened.

Documents Relating to the Global Bonds

Copies of the indenture and the form of global bond may be inspected during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted) at the specified offices of the trustee and paying agents.

Where You Can Find More Information

Brazil has filed its annual report for 2014 on Form 18-K with the SEC. You may request copies of this annual report, including its various exhibits and amendments filed from time to time, by contacting the Brazilian Embassy, 3006 Massachusetts Avenue, N.W., Washington, DC 20008, Attn: Finance Section (telephone: +1 (202) 238-2745). Brazil’s SEC filings (except for certain exhibits) are also available to the public from the SEC’s website at http://www.sec.gov.

The annual report for 2014 on Form 18-K, each additional amendment on Form 18-K/A to that annual report and each subsequent annual report on Form 18-K that Brazil files with the SEC after the date of this prospectus supplement but before the end of the offering of the global bonds are considered part of and incorporated by reference in this prospectus supplement. You may obtain a copy of all such documents, free of charge, at the office of the listing agent in Luxembourg.

Information on Brazil

For so long as any global bonds are listed on the Luxembourg Stock Exchange, copies of the most recent monthly press releases of the Central Bank of Brazil in the English language relating to fiscal policy, the foreign sector and monetary policy, or if such monthly press releases cease to be published, comparable economic information of the Central Bank of Brazil, and any document incorporated by reference in this prospectus supplement may be obtained free of charge at the office of the listing agent for the global bonds and at the office of the trustee during usual business hours on any day (Saturdays, Sundays and public holidays excepted).

Clearing

The global bonds have been accepted for clearing and settlement through DTC, Euroclear and Clearstream, Luxembourg (Common Code: 146071554; ISIN: US105756BY51; CUSIP No.: 105756 BY5).

PROSPECTUS

FEDERATIVE REPUBLIC OF BRAZIL

$5,475,362,000

Debt Securities

Warrants

Brazil may offer up to $5,475,362,000 (or its equivalent in other currencies) aggregate principal amount of its debt securities with or without warrants or other similar securities to purchase, sell or exchange debt securities.

The securities will be direct, general, unconditional, unsecured and unsubordinated External Indebtedness of Brazil. The securities will rank without any preference among themselves and equally with all other unsecured and unsubordinated External Indebtedness of Brazil and will be backed by the full faith and credit of Brazil. It is understood that this provision shall not be construed so as to require Brazil to make payments under the securities ratably with payments being made under any other External Indebtedness of Brazil.

The securities will contain “collective action clauses,” unless otherwise indicated in the applicable prospectus supplement. Under these provisions, which differ from the terms of Brazil’s external indebtedness issued prior to July 2, 2015, Brazil may amend the payment provisions of the securities and other reserve matters listed in the indenture with the consent of the holders of: (1) with respect to a single series of securities, more than 75% of the aggregate principal amount outstanding of such series; (2) with respect to two or more series of securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of securities, more than 66 2/3% of the aggregate principal amount of the outstanding securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding securities of each series affected by the proposed modification, taken individually, whether or not certain “uniformly applicable” requirements are met.

Brazil may offer any combination of debt securities and/or warrants from time to time in one or more offerings. Brazil will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Debt securities issued pursuant to a fiscal agency agreement, dated as of November 1, 1996, as amended by Amendment No. 1 thereto, dated as of April 28, 2003, Amendment No. 2 thereto, dated as of March 30, 2004, Amendment No. 3 thereto, dated as of June 28, 2004, and Amendment No. 4 thereto, dated as of August 31, 2011, between Brazil and The Bank of New York Mellon (successor-in-interest to JPMorgan Chase Bank, N.A.), as fiscal agent, paying agent, transfer agent and registrar, will be issued and offered pursuant to a different prospectus.

Brazil may sell the securities directly, through agents designated from time to time or through underwriters or dealers.

Neither the Securities and Exchange Commission nor any state securities commission or any other regulatory body has approved or disapproved of these securities or determined whether this prospectus is adequate, accurate or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to make offers or sales of securities unless accompanied by a supplement. Brazil has provided you only the information contained or incorporated by reference in this prospectus or any prospectus supplement. Brazil has not authorized anyone to provide you with different or additional information. Brazil is not making an offer of these debt securities or warrants in any place where the offer is not permitted by law. You should not assume that the information in this prospectus or any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of those documents. You should read this prospectus and the supplements carefully.

The date of this prospectus is July 21, 2016.

WHERE YOU CAN FIND MORE INFORMATION

Brazil voluntarily files annual reports with the Securities and Exchange Commission, or the SEC. These reports and any amendments to these reports include certain financial, statistical and other information about Brazil, and may be accompanied by exhibits. You may read and copy any document Brazil files with the SEC at the SEC’s public reference room in Washington, D.C. Brazil’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room or log on to www.sec.gov.

The SEC allows Brazil to “incorporate by reference” the information Brazil files with it. This means that Brazil can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. Brazil incorporates by reference the following documents:

•	Brazil’s Annual Report on Form 18-K for the year ended December 31, 2014 (“2014 Annual Report”) (SEC File No. 333-06682);

•	Amendment No. 1 filed on Form 18-K/A on March 21, 2016 to the 2014 Annual Report

•	Amendment No. 2 filed on Form 18-K/A on March 23, 2016 to the 2014 Annual Report;

•	Amendment No. 3 filed on Form 18-K/A on May 31, 2016 to the 2014 Annual Report; and

•	All amendments to Brazil’s Annual Report on Form 18-K for the year ended December 31, 2014 filed prior to the date of this prospectus.

Brazil also incorporates by reference all future annual reports and amendments to annual reports until it sells all of the debt securities and warrants covered by this prospectus.    Each time Brazil files a document with the SEC that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents.

You may request a free copy of these filings by writing or calling the Embassy of Brazil at the following address:

Embassy of Brazil

3006 Massachusetts Avenue, N.W.

Washington, D.C. 20008

Attn: Finance Section

(202) 238-2745

DATA DISSEMINATION

Brazil is a subscriber to the International Monetary Fund’s Special Data Dissemination Standard, or “SDDS”, which is designed to improve the timeliness and quality of information of subscribing member countries. The SDDS requires subscribing member countries to provide schedules indicating, in advance, the date on which data will be released, the so-called “Advance Release Calendar”. For Brazil, precise dates or “no-later-than dates” for the release of data under the SDDS are disseminated three months in advance through the Advance Release Calendar, which is published on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board. Summary methodologies of all metadata to enhance transparency of statistical compilation are also provided on the Internet under the International Monetary Fund’s Dissemination Standard Bulletin Board. The Internet website is located at http://dsbb.imf.org/Pages/SDDS/CtyCtgList.aspx?ctycode=BRA. The website and any information on it are not part of this prospectus. All references in this prospectus to this website are inactive textual references to this URL, or “uniform resource locator”, and are for your information only.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, Brazil will use the net proceeds from the sale of the securities for the general purposes of Brazil, including the refinancing of domestic and external indebtedness of Brazil.

DEBT SECURITIES

Brazil may issue debt securities, with or without warrants, in distinct series at various times, and these debt securities will be issued pursuant to an indenture between Brazil and a trustee.

The prospectus supplement that relates to your series of debt securities will be issued pursuant to an indenture and identify the trustee and any paying agent that Brazil has appointed for your series of debt securities. The indenture will not be subject to the protections of the Trust Indenture Act of 1939. The prospectus supplement relating to your series of debt securities will also describe the financial terms and other specific terms of your series of debt securities. If the terms or conditions described in the prospectus supplement that relate to your series of debt securities differ from the terms or conditions described in this prospectus, you should rely on the terms or conditions described in the prospectus supplement.

In this description of debt securities, you will see some initially capitalized terms. These terms have very particular, legal meanings, and you can find their definitions under the heading “Definitions” below.

General

The prospectus supplement that relates to your debt securities will specify the following terms:

•	the specific title or designation of the debt securities;

•	the principal amount of the debt securities;

•	the price of the debt securities;

•	the stated maturity date on which Brazil agrees to repay principal;

•	the rate of any interest the debt securities will bear and, if variable, the method by which the interest rate will be calculated;

•	the dates on which any interest payments are scheduled to be made;
•	the date or dates from which any interest will accrue;

•	the record dates for any interest payable on an interest payment date;

•	whether and under what circumstances and terms Brazil may redeem the debt securities before maturity;

•	whether and under what circumstances and terms the holders of the debt securities may opt to have their respective debt securities prepaid;

•	whether and under what circumstances the debt securities will be entitled to the benefit of a sinking fund or other similar arrangement;

•	whether and under what circumstances and terms the holders of the debt securities may opt to obligate Brazil to repurchase or exchange their respective securities, either pursuant to an option that is included in the debt securities or that is or becomes separately tradable following their issuance;

•	the currency or currencies in which such debt securities are denominated, which may be U.S. dollars, another foreign currency or units of two or more currencies;

•	the currency or currencies for which such debt securities may be purchased and in which principal, premium, if any, and interest may be payable;

•	whether any amount payable in respect of the debt securities will be determined based on an index or formula, and, if so, how any such amount will be determined;

•	whether the debt securities will be issued upon the exchange or conversion of other debt securities and, if so, the specific terms relating to this exchange or conversion;

•	whether any part or all of the debt securities will be in the form of a global security and the circumstance in which a global security is exchangeable for certificated (physical) securities;

•	whether the debt securities will be listed and, if listed, the stock exchange on which these debt securities will be listed; and

•	any other terms of the debt securities.

If applicable, the prospectus supplement may also describe any United States federal or Brazilian income tax consequences and special considerations applicable to that particular series of debt securities.

Any moneys held by the trustee in respect of debt securities and remaining unclaimed for two years after those amounts have become due and payable shall be returned to Brazil. After the return of these moneys to Brazil, the holder of this debt security may look only to Brazil for any payment.

Brazil will replace the trustee with a successor trustee if, after written notice of resignation to Brazil and notice to the holder of this debt security, the trustee resigns with respect to the debt securities;

Brazil may, or any bona fide holder of this debt security for at least six months may petition a court of competent jurisdiction to, replace the trustee with a successor trustee at any time, if any of the following occur:

•	the trustee ceases to be eligible in accordance with the indenture and fails to resign after written request by Brazil or a holder of a debt security; or

•	the trustee becomes incapable of acting or is adjudged bankrupt or insolvent, or a receiver or liquidator of the trustee or of its property is appointed, or any public officer takes charge or control of the trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation.

The holders of a majority of the aggregate principal amount of outstanding debt securities of any series may at any time remove the trustee and appoint a successor trustee (which, so long as no event of default shall have occurred and be continuing under the indenture or any debt security, shall not be a successor institution to which Brazil reasonably objects).

In the case of a series of debt securities to be issued under the indenture that is subject to the laws of a jurisdiction outside of the United States, at the option of Brazil or the trustee, Brazil will appoint a successor trustee for such series of debt securities prior to its authentication.

Status of the Debt Securities

The debt securities will constitute direct, general, unconditional, unsecured (except as described under the heading “Debt Securities—Negative Pledge” below) and unsubordinated External Indebtedness of Brazil. Brazil has pledged its full faith and credit for the due and punctual payment of principal of, premium, if any, on, and interest on the debt securities.

The debt securities will rank without any preference among themselves and equally with all other unsecured and unsubordinated External Indebtedness of Brazil. It is understood that this provision shall not be construed so as to require Brazil to make payments under the debt securities ratably with payments being made under any other External Indebtedness of Brazil.

Form of Debt Securities

Unless otherwise specified in the applicable prospectus supplement, debt securities denominated in U.S. dollars will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $2,000 and integral multiples of $1,000.

Debt securities denominated in another monetary unit will be issued in the denominations set forth in the applicable prospectus supplement.

Payment

Brazil has agreed that it will duly and punctually pay or cause to be paid the principal of, and premium, if any, and interest on, each of the debt securities and any other payment to be made by Brazil under the debt securities and the indenture. For each series of debt securities, Brazil will arrange for payments on global debt securities by wire transfer of immediately available funds to the applicable clearing system, or to its nominee or common depositary, as the registered owner or bearer of the debt securities, which will receive the funds for distribution to the holders. Brazil will arrange for these payments by paying or causing to be paid to the account of the trustee the funds in time for payments to be made on the global debt securities when due. See “Debt Securities—Global Securities” below.

Brazil will arrange for payments to be made on registered certificated debt securities on the specified payment dates to the registered holders of the debt securities. Brazil will arrange for payments of principal, premium, if any, and interest to be made by check mailed to the registered holders of the debt securities at their registered addresses. So long as the trustee has received from Brazil the funds required for the payment of the amounts due in respect of the debt securities and such funds are available to holders of the debt securities in accordance with the terms of the debt securities and the indenture and holders of the debt securities are not prevented from claiming such funds in accordance with the terms of the debt securities and the indenture, Brazil shall not be considered to have defaulted in its obligation to make payment of such amounts on the date on which such amounts become due and payable.

The register of holders of debt securities will be kept at the New York office of the trustee.

Negative Pledge

Brazil undertakes with respect to each series of debt securities that, as long as any debt securities of that series remain outstanding or any amount payable under that series remains unpaid, it will not create or permit to subsist any Lien on Brazil’s assets, present or future revenues or properties to secure any Public External Indebtedness of Brazil, unless:

•	the debt securities of that series are secured equally and ratably with that Public External Indebtedness; or

•	the debt securities of that series have the benefit of another security, guarantee, indemnity or other arrangement as approved by the holders of the debt securities of that series as provided under the heading “Meetings and Amendments” below.

Notwithstanding the foregoing, Brazil may create or permit to subsist:

•	Liens created prior to the date of issuance of the debt securities of a particular series, including renewals or refinancings of those Liens, provided, however, that any renewal or refinancing of any those Liens secures only the renewal or extension of the original secured financing;

•	Liens securing Public External Indebtedness incurred or assumed by Brazil in connection with a Project Financing, provided, that the property over which those Liens are granted consists solely of assets or revenues of the project for which the Project Financing was incurred;

•	Liens securing Public External Indebtedness which:

•	are issued by Brazil in exchange for secured debt of Brazilian public sector bodies (other than Brazil); and

•	are in an aggregate principal amount outstanding that does not exceed $25,000,000 (or its equivalent in any other currency).

•	Liens securing Public External Indebtedness incurred or assumed by Brazil to finance or refinance the acquisition of the assets on which those Liens have been created or permitted to subsist.

Definitions

“External Indebtedness” means Indebtedness for money borrowed which is payable by its terms or at the option of its holder in any currency other than Brazilian currency (other than any such Indebtedness that is originally issued within Brazil).

“Indebtedness” means all unsecured and unsubordinated obligations of Brazil in respect of money borrowed and guarantees given by Brazil in respect of money borrowed by others.

“Lien” means any lien, pledge, mortgage, security interest or other encumbrance.

“Project Financing” means any financing of all or part of the costs of the acquisition,

construction or development of any project and the person or persons providing such financing expressly agree to limit their recourse to the project financed and the revenues derived from such project as the principal source of repayment for the monies advanced.

“Public External Indebtedness” means any Public Indebtedness of Brazil which is payable by its terms or at the option of its holder in any currency other than Brazilian currency (other than such Public Indebtedness that is originally issued within Brazil); settlement of original issuance by delivery of Public Indebtedness (or the instruments evidencing such Public Indebtedness including by means of a book entry system) within Brazil shall be deemed to be original issuance within Brazil.

“Public Indebtedness” means any payment obligation, including any contingent liability, of any person arising from bonds, debentures, notes or other securities which:

•	are, or were intended at the time of issuance to be, quoted, listed or traded on any securities exchange or other securities market (including, without limiting the generality of the foregoing, securities eligible for resale pursuant to Rule 144A under the United States Securities Act of 1933 (or any successor law or regulation of similar effect)); and

•	have an original maturity of more than one year or are combined with a commitment so that the original maturity of one year or less may be extended at the option of Brazil to a period in excess of one year.

Default and Acceleration of Maturity

Any of the following events will be an event of default with respect to any series of debt securities:

(a) a default by Brazil in any payment of principal of, premium, if any, on, or interest on any debt securities of a series, which continues for 30 days after such payment was due;

(b) a default which is materially prejudicial to the interests of the holders of the debt securities of that series in the performance of any other obligation under the debt securities of that series, which continues for 60 days after the written notice requiring such default to be remedied is given by the trustee or the holders of not less than 25% in aggregate principal amount of debt securities of that series then outstanding;

(c) an acceleration of in excess of $25,000,000 (or its equivalent in any other currency) in aggregate principal amount of Public External Indebtedness of Brazil by reason of an event of default (however described) arising from Brazil’s failure to make any payment of principal, premium, if any, or interest under that Public External Indebtedness when due;

(d) a failure of Brazil to make any payment in respect of the Public External Indebtedness of Brazil in an aggregate principal amount in excess of $25,000,000 (or its equivalent in any other currency) when due (as such date may be extended by virtue of any applicable grace period or waiver), which continues for 30 days after the written notice requiring such default to be remedied is given by the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of that series then outstanding;

(e) a declaration by Brazil of a moratorium with respect to the payment of principal of, premium, if any, on, or interest on Public External Indebtedness of Brazil which does not expressly exclude the debt securities of that series and which is materially prejudicial to the interests of the holders of the debt securities of that series; or

(f) a denial by Brazil of its obligations under the debt securities of that series.

If any of the events of default described above occurs and is continuing, the trustee or the holders of at least 25% of the aggregate principal amount of the debt securities of the series then outstanding may declare all the debt securities of that series to be due and payable immediately by giving written notice to Brazil, with a copy to the trustee.

Holders holding debt securities representing in the aggregate more than 50% of the principal amount of the then outstanding debt securities of that series may waive any existing defaults and their consequences on behalf of the holders of all of the debt securities of that series if:

•	following the declaration that the principal of the debt securities of that series has become due and payable immediately, Brazil deposits with the trustee a sum sufficient to pay all outstanding amounts then due on those debt securities (other than principal due by virtue of the acceleration upon the event of default) together with interest on such amounts through the date of the deposit as well as the reasonable fees and compensation of the holders that declared those debt securities due and payable, the trustee and their respective agents, attorneys and counsel; and

•	all events of default (other than non-payment of principal that became due by virtue of the acceleration upon the event of default) have been remedied.

Redemption and Repurchase

Unless otherwise set forth in the applicable prospectus supplement, the debt securities will not be redeemable prior to maturity at the option of Brazil or the registered holders of these debt securities.

Brazil may at any time purchase debt securities in any manner and for any consideration. These debt securities purchased by Brazil may, at its discretion, be held, resold or cancelled.

Trustee

The indenture establishes the obligations and duties of the trustee, the right to indemnification of the trustee and the liability and responsibility, including limitations thereof, for actions that the trustee takes. The trustee may become the owner or pledgee of debt securities with the same rights it would have if it were not the trustee and is entitled to enter into business transactions with Brazil or any of its affiliates without accounting for any profit resulting from such transactions.

Paying Agent; Transfer Agents; Registrar

Brazil may appoint paying agents, transfer agents and a registrar with respect to each series of debt securities, as provided for in the relevant debt security, which will be listed at the back of the relevant prospectus supplement. Brazil may appoint other paying agents, transfer agents and registrars with respect to a series.

Meetings and Amendments

Brazil may call a meeting of the holders of debt securities of a series at any time regarding the indenture or the debt securities of the series. Brazil will determine the time and place of the meeting. Brazil will notify the holders of the time, place and purpose of the meeting not less than 30 and not more than 60 days before the meeting.

In addition, Brazil or the trustee will call a meeting of holders of debt securities of a series if the holders of at least 10% in principal amount of all debt securities of the series then outstanding have delivered a written request to Brazil or the trustee (with a copy to Brazil) setting out the purpose of the meeting. Within 10 days of receipt of such written request or copy thereof, Brazil will notify the trustee and the trustee will notify the holders of the time, place and purpose of the meeting called by the holders, to take place not less than 30 and not more than 60 days after the date on which such notification is given.

Only holders and their proxies are entitled to vote at a meeting of holders. Brazil will set the procedures governing the conduct of the meeting and if additional procedures are required, Brazil will consult with the trustee to establish such procedures as are customary in the market.

Modifications may also be approved by holders of debt securities of a series pursuant to written action with the consent of the requisite percentage of debt securities of such series. Brazil will solicit the consent of the relevant holders to the modification not less than 10 and not more than 30 days before the expiration date for the receipt of such consents as specified by Brazil.

The holders may generally approve any proposal by Brazil to modify the indenture or the terms of the debt securities of a series with the affirmative vote (if approved at a meeting of the holders) or consent (if approved by written action) of holders of more than 50% of the outstanding principal amount of the debt securities of that series.

However, holders may approve, by vote or consent through one of three modification methods, any proposed modification by Brazil that would do any of the following (such subjects referred to as “reserve matters”):

•	change the date on which any amount is payable on the debt securities;

•	reduce the principal amount (other than in accordance with the express terms of the debt securities and the indenture) of the debt securities;

•	reduce the interest rate on the debt securities;

•	change the method used to calculate any amount payable on the debt securities (other than in accordance with the express terms of the debt securities and the indenture);

•	change the currency or place of payment of any amount payable on the debt securities;

•	modify Brazil’s obligation to make any payments on the debt securities (including any redemption price therefor);

•	change the identity of the obligor under the debt securities;

•	change the definition of “outstanding” or the percentage of affirmative votes or written consents, as the case may be, required to make a “reserve matter modification”;

•	change the definition of “uniformly applicable” or “reserve matter modification”;

•	authorize the trustee, on behalf of all holders of the debt securities, to exchange or substitute all the debt securities for, or convert all the debt securities into, other obligations or securities of Brazil or any other person; or

•	change the legal ranking, governing law, agreement to arbitrate, submission to jurisdiction in Brazil or waiver of immunities provisions of the terms of the debt securities.

A change to a reserve matter, including the payment terms of any series of debt securities, can be made without your consent, as long as the change is approved, pursuant to one of the three following modification methods, by vote or consent by:

•	the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of a series affected by the proposed modification;

•	where such proposed modification would affect the outstanding debt securities of two or more series (a “cross-series modification”), the holders of more than 75% of the aggregate principal amount of outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, if certain “uniformly applicable” requirements are met (a “cross-series modification with single aggregated voting”); or

•	where such proposed modification would affect the outstanding debt securities of two or more series, whether or not certain “uniformly applicable” requirements are met, the holders of more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, and the holders of more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the modification, taken individually (a “cross-series modification with two-tier voting”).

“uniformly applicable,” as referred to above, in the context of a proposed cross-series modification, means a modification by which holders of debt securities of any series affected by that modification are invited to exchange, convert or substitute their debt securities on the same terms for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration. A modification will not be considered to be uniformly applicable if each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification (or, where a menu of instruments or other consideration is offered, each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification electing the same option under such menu of instruments).

Brazil may select, in its discretion, any modification method for a reserve matter modification in accordance with the indenture and designate which series of debt securities will be included for approval in the aggregate of modifications affecting two or more series of debt securities. Any selection of a modification method or designation of series to be included will be final for the purpose of that vote or consent solicitation.

A cross-series modification constituting or including a reserve matter modification to the terms and conditions of the affected debt securities that is not uniformly applicable must be effected pursuant to a cross-series modification with two-tier voting; such a cross-series modification that is uniformly applicable may be effected pursuant to a cross-series modification with single aggregated voting or a cross-series modification with two-tier voting, at Brazil’s option.

Before soliciting any consent or vote of any holder of debt securities for any change to a reserve matter, Brazil will provide the following information to the trustee for distribution to the holders of debt securities of any series that would be affected by the proposed modification:

•	description of Brazil’s economic and financial circumstances which are, in Brazil’s opinion, relevant to the to the request for the proposed modification, a description of Brazil’s existing debts and description of any broad policy reform program and provisional macroeconomic outlook;

•	if Brazil shall at the time have entered into an arrangement for financial assistance with multilateral and/or other major creditors or creditor groups and/or an agreement with any such creditors regarding debt relief, (x) a description of any such arrangement or agreement and (y) where permitted under the information disclosure policies of the multilateral or other creditors, as applicable, a copy of the arrangement or agreement;

•	a description of Brazil’s proposed treatment of external debt instruments that are not affected by the proposed modification and its intentions with respect to any other major creditor groups; and

•	if Brazil is then seeking any reserve matter modification affecting any other series of debt securities, a description of that proposed modification.

For purposes of determining whether the required percentage of holders of the debt securities of a series has approved any amendment, modification or change to, or waiver of, the debt securities or the indenture, or whether the required percentage of holders has delivered a notice of acceleration of the debt securities of that series, debt securities will be disregarded and deemed not to be outstanding and may not be counted in a vote or consent solicitation for or against a proposed modification if on the record date for the proposed modification or other action or instruction hereunder, the debt security is held by Brazil or by a public sector instrumentality, or by a corporation, trust or other legal entity that is controlled by Brazil or a public sector instrumentality, or by a corporation, trust or other legal entity that is controlled by Brazil or a public sector instrumentality, except that (x) debt securities held by Brazil or any public sector instrumentality of Brazil or by a corporation, trust or other legal entity that is controlled by Brazil or a public sector instrumentality which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the trustee the pledgee’s right so to act with respect to such debt securities and that the pledgee is not Brazil or a public sector instrumentality, and in case of a dispute concerning such right, the advice of counsel shall be full protection in respect of any decision made by the trustee in accordance with such advice and any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters or information that is in the possession of the trustee, upon the certificate, statement or opinion of or representations by the trustee; and (y) in determining whether the trustee will be protected in relying upon any such action or instructions hereunder, or any notice from holders, only debt securities that a responsible officer of the trustee knows to be so owned or controlled will be so disregarded.

As used in the preceding paragraph, “public sector instrumentality” means any department, ministry or agency of Brazil, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, by contract or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of that legal entity.

Certain Amendments Not Requiring Holder Consent.

Brazil and the trustee may, without the vote or consent of any holder of debt securities of a series, amend the indenture or the debt securities of the series for the purpose of:

•	adding to Brazil’s covenants for the benefit of the holders;
•	surrendering any of Brazil’s rights or powers with respect to the debt securities of that series;

•	securing the debt securities of that series;

•	curing any ambiguity or curing, correcting or supplementing any defective provision in the debt securities of that series or the indenture;

•	amending the debt securities of that series or the indenture in any manner that Brazil and the trustee may determine and that does not materially adversely affect the interests of any holders of the debt securities of that series; or

•	correcting a manifest error of a formal, minor or technical nature.

Judgment Currency

If a court or arbitral tribunal renders a judgment or order in respect of amounts due to a holder of a debt security and this judgment or order permits Brazil to pay those amounts in a currency (the “judgment currency”) other than the currency in which the debt security is denominated (the “debt security currency”), Brazil will pay any deficiency arising or resulting from any variation in the rates of exchange between the date as of which the amount in the debt security currency is notionally converted into the amount in the judgment currency for the purposes of this judgment or order and the date of actual payment of this judgment or order.

Tax Withholding; Payment of Additional Amounts

Brazil will make all principal, premium, if any, and interest payments on the debt securities of each series without deducting or withholding any present or future Brazilian taxes, assessments or other governmental charges unless the deduction or withholding is required by law. In the event that Brazil is required to make any such deductions, it will pay the holders of the debt securities the additional amounts necessary to ensure that such holders receive the same amount as they would have received in the absence of such withholding or deduction.

Brazil will not, however, pay any additional amounts in connection with any Brazilian tax, assessment or other governmental charge that is imposed due to any of the following:

•	a holder or beneficial owner having some present or former connection with Brazil other than the mere holding of that debt security or being the beneficial owner of the debt securities or the receipt of payments of any nature on the debt securities or enforcing its rights with respect to the debt securities;

•	the failure of the holder or beneficial owners of that debt security to comply with any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with Brazil of that holder or beneficial owner as a precondition to exemption from those Brazilian taxes, assessments or other governmental charges; or

•	the holder, beneficial owner or any other person through which the holder or beneficial owner holds the debt security having presented for payment more than 30 days after the Relevant Date except to the extent that such holder, beneficial owner or such other person would have been entitled to additional amounts on presenting such debt security for payment on the last day of such 30-day period.

The term “Relevant Date” in respect of any debt security means either the date on which payment in respect of the debt security first becomes due or, if the full amount of the money payable has not been received by the trustee on or prior to such due date, the date on which notice is given to the holders of debt securities that the full amount of those monies has been received and is available for payment.

Any reference in this section to “principal” and/or “interest” includes any additional amounts which may be payable under the debt securities.

Global Securities

The prospectus supplement that relates to your debt securities indicates whether any of the debt securities you purchase will be represented by a global security. The aggregate principal amount of any global security equals the sum of the principal amount of all the debt securities it represents. The global security will be registered in the name of the depositary identified in the prospectus supplement or its nominee, and will be deposited with the depositary or its nominee.

Limitations on Your Ability to Obtain Debt Securities Registered in Your Name. The global security will not be registered in the name of any person other than the depositary or its nominee. Similarly, the global security will not be exchanged for debt securities that are registered in the name of any person other than the depositary or its nominee. An exception to these restrictions would be made only if:

•	the depositary notifies Brazil that it is unwilling, unable or no longer qualified to continue to act as depositary or ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934 and Brazil does not appoint a successor depositary within 90 days of receiving notice from the depositary or becoming aware of such ineligibility;

•	the trustee institutes or is directed to institute any judicial proceeding in a court or arbitral proceeding to enforce the rights of the holders with respect to the debt securities represented by the global security and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the debt securities, the trustee may in its sole discretion determine that the series of debt securities represented by a global security will no longer be represented by a global security; or

•	at any time Brazil decides it no longer wishes to have all or part of the debt securities represented by a global security.

In those circumstances, the depositary will authenticate and deliver a certificated (physical) debt security issued in exchange for the global security. These certificated (physical) debt securities will be issued:

•	only in fully registered form; and

•	without interest coupons.

The depositary or its nominee will be considered the sole owner and holder of the global security for all purposes. As a result:

•	You cannot get debt securities registered in your name for so long as they are represented by the global security;

•	You cannot receive certificated (physical) debt securities in your name in exchange for your beneficial interest in the global security;

•	You will not be considered to be the owner or holder of the global security or any debt securities represented by the global security for any purpose;

•	You cannot assert any right of a holder of the debt securities unless you are authorized by the depositary and the participant through which you hold your beneficial interest; and

•	All payments on the global security will be made to the depositary or its nominee.

In some jurisdictions, certain types of purchasers (such as some insurance companies) are not permitted to own securities represented by a global security. These laws may limit your ability to sell or transfer your beneficial interest in the global security to these types of purchasers.

Beneficial Interests in and Payments on Global Security. Institutions that have accounts with the depositary or a nominee of the depositary, such as securities brokers and dealers, are called participants. Only participants, and persons that hold beneficial interests through participants, can own a beneficial interest in the global security. The depositary keeps records of the ownership and transfer of beneficial interests in the global security by its participants. In turn, participants keep records of the ownership and transfer of beneficial interests in the global security by other persons (such as their customers). No other records of the ownership and transfer of beneficial interests in the global security will be kept.

When the depositary receives payment of principal or interest on the global security, the depositary is expected to credit its participants’ accounts in amounts that correspond to their respective beneficial interests in the global security. In turn, after the participants’ accounts are credited, the participants are expected to credit the accounts of the owners of beneficial interests in the global security in amounts that correspond to the owners’ respective beneficial interests in the global security.

The depositary and its participants establish policies and procedures that govern payments, transfers, exchanges and other important matters that affect owners of beneficial interests in the global security. The depositary and its participants may change these policies and procedures from time to time. Brazil has no responsibility or liability for the records of owners of beneficial interests in the global security. Also, Brazil is not responsible for maintaining, supervising or reviewing those records or payments. Brazil has no responsibility or liability for any aspect of the relationship between the depositary and its participants or for any aspects of the relationship between participants and owners of beneficial interests in the global security.

WARRANTS

Brazil may issue warrants or other similar securities, either separately or together with debt securities, that would entitle the holder to purchase debt securities or obligate Brazil to repurchase or exchange debt securities. If Brazil issues any warrants, each issue of warrants will be issued under a warrant agreement between Brazil and a bank or trust company, as warrant agent. The terms of any warrant agreement related to the issue of warrants and the specific terms of the issue of warrants will be described in the prospectus supplement that relates to your particular warrants. The prospectus supplement that relates to your particular warrants or other similar securities will describe the following terms:

•	the terms listed under the heading “Debt Securities” as they relate to the particular debt securities you have the right to purchase if you exercise your warrants;

•	the amount of debt securities each warrant entitles you to purchase if you exercise your warrants and the purchase price of those debt securities;

•	the amount and type of debt securities that you may obligate Brazil to purchase or exchange if you exercise your warrants or other securities and the purchase price for those debt securities;

•	the procedures you must follow and the conditions you must satisfy to exercise your warrants or other securities;

•	the dates on which your right to exercise your warrants or other securities begins and expires;

•	whether and under what conditions Brazil may cancel or terminate your warrants or other securities;

•	whether and when your warrants or other securities and any debt securities issued together with your warrants or other securities may be sold or transferred separately;

•	whether the certificates that represent the warrants or other securities will be issued in registered or bearer form, whether they will be exchangeable as between such forms and, if issued in registered form, whether the warrants or other securities can be transferred and registered;

•	any special United States federal income tax considerations applicable to the issuance of your warrants or other securities; and

•	any other terms of such warrants or other securities.

GOVERNING LAW

The indenture and the debt securities will be governed by, and interpreted in accordance with, the laws of the State of New York without regard to those principles of conflicts of laws that would require the application of the laws of a jurisdiction other than the State of New York; provided that all matters related to the consent of holders and modifications to the indenture or the debt securities will always be governed by and construed in accordance with the laws of the State of New York; provided, further, that the laws of Brazil will govern all matters governing authorization and execution of the indenture and the debt securities by Brazil.

ARBITRATION AND ENFORCEABILITY

Under Brazilian law, Brazil is prohibited from submitting to the jurisdiction of a foreign court for the purposes of adjudication on the merits in any dispute, controversy or claim against Brazil arising out of or relating to the securities. Brazil has agreed, however, that any dispute, controversy or claim between or among any of Brazil, the trustee and any holder arising out of or relating to the securities, including the performance, interpretation, construction, breach, termination or invalidity of the securities, shall be finally settled by arbitration in New York, New York.

Under the terms of the securities, a holder of any security is deemed to have agreed to the use of arbitration to resolve any dispute, controversy or claim against Brazil or the trustee arising out of or relating to the securities unless, with respect to an action against Brazil only, the holder elects to bring a claim in a competent court in Brazil as may be permitted by the terms of the securities. If at the time such claim brought in a competent court in Brazil has been filed an arbitral tribunal has been constituted to resolve a dispute, controversy or claim relating to substantially the same occurrence, transaction, or series of transactions and occurrences, such dispute, controversy or claim shall be resolved pursuant to arbitration.

The decision of any arbitral tribunal shall be final to the fullest extent permitted by law. Brazil has agreed that in any arbitration, it will not raise any defense that it could not raise but for the fact that it is a sovereign state. In the United States, realization upon an arbitral award rendered against Brazil would depend upon the application of the United States Foreign Sovereign Immunities Act of 1976, as amended (the “FSIA”).

Brazil has not consented to the jurisdiction of any court outside Brazil in connection with actions arising out of or based on the securities, has not appointed any agent for service of process other than for the purpose of obtaining judicial acceptance of any arbitral award pursuant to the securities in the Superior Court of Justice in Brazil, and has not agreed to waive any defense of sovereign immunity to which it may be entitled in any action or proceeding in any jurisdiction other than in an action brought in Brazil. Brazil has agreed that any process or other legal summons in connection with obtaining judicial acceptance of any arbitral award in the Superior Court of Justice may be served upon it by delivery to the Advogado-Geral da União (Attorney General) of Brazil or by any other means permissible under the laws of Brazil.

Because Brazil has not waived its sovereign immunity in connection with any action brought outside Brazil arising out of or relating to the securities (including without limitation any action arising out of or based on United States federal or state securities law), it will not be possible to obtain a United States judgment against Brazil unless a court were to determine that (i) Brazil is not entitled under the FSIA to sovereign immunity with respect to such actions and (ii) the matter should not be referred to arbitration as contemplated by the securities. Any judgment rendered against Brazil by a court outside Brazil in an action in which Brazil has not submitted to the jurisdiction of such court or otherwise expressly waived its defense of sovereign immunity would not be enforceable against Brazil under its laws.

The enforcement by a Brazilian court of a foreign arbitral award is subject to the recognition of such award by the Superior Court of Justice. The Superior Court of Justice will recognize such an award if all of the required formalities are observed and the award does not contravene Brazilian national sovereignty, public policy and “good morals”. Under Article 100 (formerly Article 67) of the Civil Code of Brazil, the public property of the Republic located in Brazil is not subject to execution or attachment, either prior to or after judgment. The execution of an arbitral award against the Republic in Brazil is only available in accordance with the procedures set forth in Article 910 of the Civil Procedure Code of Brazil of March 16, 2015, which envisions the registration of the recognized award for inclusion in the budget for payment in a subsequent fiscal year of the Republic.

Recognition of foreign arbitral awards for purposes of enforcement in Brazil may be sought directly in the Superior Court of Justice of Brazil without the need to first convert the arbitral award into a judgment in the place of arbitration.

Notwithstanding the foregoing, (i) with respect to an action against Brazil only, a holder of any security may institute legal proceedings against Brazil in a competent court in Brazil so long as at the time such action has been filed an arbitral tribunal has not been constituted to resolve a dispute, controversy or claim relating to substantially the same occurrence, transaction, or series of transactions and occurrences, and (ii) Brazil has waived any immunity from jurisdiction or execution of judgment in Brazil (except for the limitation on alienation of public property referred to in Article 100 of the Civil Code of Brazil) to which it might otherwise be entitled in any such proceeding.

Unless otherwise set forth in the applicable prospectus supplement, this “Arbitration and Enforceability” section will apply to securities issued pursuant to this prospectus.

PLAN OF DISTRIBUTION

Brazil may sell any combination of the debt securities and/or warrants or other similar securities in any of three ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

Each prospectus supplement will set forth:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities of that series;

•	the net proceeds to Brazil from the sale of these securities;

•	any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

The securities may be sold from time to time in distinct series by different means at different prices that are negotiated and fixed or that vary based on market prices.

Underwriters used in the sale of securities will distribute the securities on a firm commitment basis. In this case, the underwriters will acquire the securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. Brazil may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Brazil may also sell securities of any series directly to the public or through agents designated by Brazil from time to time. Unless otherwise specified in the applicable prospectus supplement, an agent used in the sale of securities will sell the securities on a reasonable best efforts basis for the period of its appointment.

In compliance with the Financial Industry Regulatory Authority (“FINRA”) guidelines, the maximum compensation to any underwriters or agents in connection with the sale of any securities pursuant to this prospectus and any applicable prospectus supplement will not exceed 8% of the aggregate total offering price to the public of such securities as set forth on the cover page of the applicable prospectus supplement; however, it is anticipated that the maximum compensation paid will be significantly less than 8%.

Brazil may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from Brazil under “delayed delivery” contracts. Purchasers of securities under delayed delivery contracts will pay the public offering price plus accrued interest, if any, and will take delivery of these securities on a date or dates stated in the applicable prospectus supplement.

Delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement. The applicable prospectus supplement will set forth the commission payable for solicitation of these delayed delivery contracts.

Brazil may offer the securities of any series to present holders of other securities of Brazil as consideration for the purchase or exchange by Brazil of other securities. This offer may be in connection with a publicly announced tender, exchange or other offer for the securities or in privately negotiated transactions. This offering may be in addition to or in lieu of sales of securities directly or through underwriters or agents as set forth in the applicable prospectus supplement.

Brazil may agree to indemnify agents and underwriters against certain liabilities, including liabilities under the United States Securities Act of 1933, or to contribute to payments which the agents or underwriters may be required to make in respect of any of these liabilities. Agents and underwriters may engage in transactions with or perform services for Brazil in the ordinary course of business.

VALIDITY OF THE SECURITIES

The validity of the debt securities and warrants or other similar securities will be passed upon for Brazil by a Deputy Attorney General of the National Treasury, or another duly authorized attorney of the Office of the Attorney General of the National Treasury and by Cleary Gottlieb Steen & Hamilton LLP, United States counsel to Brazil, and for the underwriters, if any, by United States counsel and Brazilian counsel to the underwriters named in the applicable prospectus supplement.

As to all matters of Brazilian law, Cleary Gottlieb Steen & Hamilton LLP may rely on the opinion of the Deputy Attorney General of the National Treasury (or such other attorney of the Office of the Attorney General of the National Treasury). As to all matters of United States law, the Deputy Attorney General of the National Treasury (or such other attorney of the Office of the Attorney General of the National Treasury) may rely on the opinion of Cleary Gottlieb Steen & Hamilton LLP. Certain statements with respect to matters of Brazilian law in this prospectus have been passed upon by the Deputy Attorney General of the National Treasury, and are made upon his authority.

OFFICIAL STATEMENTS

Information included in this prospectus which is identified as being derived from a publication of, or supplied by, Brazil or one of its agencies or instrumentalities is included on the authority of that publication as a public official document of Brazil. All other information in this prospectus and the registration statement (of which this prospectus is a part) is included as a public official statement made on the authority of the Minister of Finance.

AUTHORIZED REPRESENTATIVE

The authorized representative of Brazil in the United States of America is the Ambassador of Brazil to the United States of America, whose address is:

Embassy of Brazil

3006 Massachusetts Avenue, N.W.

Washington, D.C. 20008.

THE ISSUER The Federative Republic of Brazil Ministry of Finance Secretaria do Tesouro Nacional Esplanada dos Ministérios Brasília, DF Brazil
TRUSTEE The Bank of New York Mellon 101 Barclay Street, 7th Floor East New York, New York 10286 United States	LUXEMBOURG PAYING AGENT AND TRANSFER AGENT The Bank of New York Mellon (Luxembourg) S.A. Vertigo Building-Polaris 2-4 rue Eugène Ruppert L-2453 Luxembourg Luxembourg

LEGAL ADVISORS

To Brazil, as to U.S. law:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

United States

To Brazil, as to Brazilian law:

Fabrício Da Soller

Procurador-Geral da Fazenda Nacional

Esplanada dos Ministérios

Brasília, DF

Brazil

To the underwriters, as to U.S. law:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

United States

To the underwriters, as to Brazilian law:

Pinheiro Neto Advogados

Rua Hungria, 1100

01455-000 São Paulo, São Paulo

Brazil

LUXEMBOURG LISTING AGENT The Bank of New York Mellon (Luxembourg) S.A. Vertigo Building-Polaris 2-4 rue Eugène Ruppert L-2453 Luxembourg Luxembourg

U.S.$1,500,000,000

Federative Republic of Brazil

5.625% Global Bonds due 2047

PROSPECTUS SUPPLEMENT

Joint Lead Managers and Joint Bookrunners

Deutsche Bank Securities	Goldman, Sachs & Co.	HSBC

July 21, 2016